UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under Rule 14a-12
NCI BUILDING SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)
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January 25, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NCI Building Systems, Inc. to be held at 10:00 a.m. CST on Thursday, February 23, 2017, at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024. At this meeting you will be asked to:

(1)
Proposal 1: Elect the four (4) Class III directors named in the accompanying proxy statement to serve until the 2020 Annual Meeting of Stockholders or until their respective successors have been elected and shall have qualified;

(2)	Proposal 2: Provide an advisory vote on executive compensation;

(3)	Proposal 3: Ratify the appointment of Ernst & Young LLP as NCI Building Systems, Inc.’s independent registered public accounting firm for fiscal 2017; and

(4)	Transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

It is important that your shares be represented at the Annual Meeting of Stockholders. Therefore, whether or not you expect to attend in person, please sign and date the enclosed proxy and return it in the enclosed envelope or submit your proxy using the telephone or Internet procedures that may be provided to you at your earliest convenience. Please note that using any of these methods will not prevent you from attending the meeting and voting in person.

Very truly yours,
NORMAN C. CHAMBERS

NORMAN C. CHAMBERS
Chairman of the Board and
Chief Executive Officer

NCI BUILDING SYSTEMS, INC.
10943 North Sam Houston Parkway West
Houston, Texas 77064
_______________________
NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 23, 2017
_______________________

The Annual Meeting of Stockholders of NCI Building Systems, Inc. will be held at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024, on Thursday, February 23, 2017, at 10:00 a.m. CST. The Annual Meeting of Stockholders will be held for the following purposes:

(1)
Proposal 1: Elect the four (4) Class III directors named in the accompanying proxy statement to serve until the 2020 Annual Meeting of Stockholders or until their respective successors have been elected and shall have qualified;

(2)	Proposal 2: Provide an advisory vote on executive compensation;

(3)	Proposal 3: Ratify the appointment of Ernst & Young LLP as NCI Building Systems, Inc.’s independent registered public accounting firm for fiscal 2017; and

(4)	Transact such other business as may properly come before the Annual Meeting of Stockholders or any reconvened meeting following any adjournment or postponement thereof.

Only stockholders of record at the close of business on January 12, 2017 are entitled to notice of, and to vote at, the meeting or any reconvened meeting following any adjournment or postponement thereof.

We are first sending this proxy statement and the enclosed proxy form to stockholders on or about January 25, 2017.

We believe that it is desirable that as large a proportion as possible of the stockholders’ interests be represented at our Annual Meeting. Whether or not you plan to attend our Annual Meeting, we request that you properly date and sign the enclosed form of proxy and promptly return it to us using the enclosed addressed and stamped envelope. If you are present at the meeting and wish to do so, you may revoke the proxy and vote in person. If, however, you hold your shares through a nominee or broker, you must obtain a signed proxy from the broker in order to be able to vote in person.

By order of the Board of Directors,

TODD R. MOORE

TODD R. MOORE
Executive Vice President, General Counsel and
Corporate Secretary

Houston, Texas
January 25, 2017

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held February 23, 2017

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report to Stockholders are available at www.edocumentview.com/NCS.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held February 23, 2017

i

NCI BUILDING SYSTEMS, INC.
10943 North Sam Houston Parkway West
Houston, Texas 77064
(281) 897-7788

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 23, 2017

This proxy statement is furnished to stockholders of NCI Building Systems, Inc. (“NCI,” the “Company,” “we,” and “us”) in connection with the solicitation of proxies to be used at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held February 23, 2017 at 10:00 a.m. CST. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting. Stockholders have a choice of voting over the Internet, at www.investorvote.com/NCS, by telephone using the number 1-800-652-8683, or using a traditional proxy card. The deadline for voting by telephone or electronically is 5:00 p.m. CST, on February 22, 2017.

If you give a proxy on the enclosed form, or by telephone or the Internet, you may revoke it at any time before it is exercised at the Annual Meeting by (1) delivering written notice of revocation to the Corporate Secretary of NCI, (2) signing, dating and delivering to the Corporate Secretary of NCI a later dated proxy at our principal executive offices, which are located at 10943 North Sam Houston Parkway West, Houston, Texas 77064, or (3) attending and voting in person by completing a ballot at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy card.

If you are a street name stockholder (meaning that your shares are held in a brokerage account by a bank, broker or other nominee) and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

We are first sending this proxy statement and the enclosed proxy form to stockholders on or about January 25, 2017.

ACTION TO BE TAKEN AT ANNUAL MEETING
When you have appropriately specified how your proxy should be voted, the proxy will be voted accordingly. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	FOR Proposal 1, the election as directors of the nominees listed under “Election of Directors;”

•	FOR Proposal 2, in favor of our executive compensation philosophy;

•	FOR Proposal 3, the ratification of Ernst & Young LLP as NCI’s independent registered public accountants for the fiscal year ending October 29, 2017 (“Fiscal 2017”); and

•	At the discretion of the proxy holders, either FOR or AGAINST any other matter or business that may properly come before the Annual Meeting.

As of the date hereof, our Board of Directors (our “Board”) is not aware of any other such matter or business to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), represented by the proxies in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

Our Board is soliciting proxies from the holders of record of our Common Stock at the close of business on January 12, 2017. We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders in connection with the Annual Meeting, and no other person or persons will bear those costs either directly or indirectly.

The solicitation of proxies by our Board of Directors will be conducted primarily by mail. In addition, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services, but may be reimbursed for their reasonable expenses in forwarding solicitation material.

Our transfer agent, Computershare Trust Company, N.A., will assist us in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. For these services, we estimate that we will pay approximately $45,000 in the aggregate for fees and expenses. In addition, we will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our Common Stock.

OUTSTANDING CAPITAL STOCK

The record date for stockholders entitled to notice of, and to vote at, the Annual Meeting is January 12, 2017. At the close of business on that date, we had 70,868,121 shares of Common Stock issued and outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock outstanding on the record date is entitled to one vote.

Unless otherwise noted, the following tables set forth, as of January 12, 2017 (the “Ownership Date”), the number of shares of our equity securities beneficially owned by (1) each person or group known by us to own beneficially more than 5% of the outstanding shares of any class of our equity securities, (2) each director and nominee for director, (3) each of our executive officers identified under the caption “Executive Compensation,” and (4) all current directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to the Common Stock. Unless otherwise noted, the mailing address of each person or entity named below is 10943 North Sam Houston Parkway West, Houston, Texas 77064.

	Beneficial Ownership(1)
Name of Beneficial Owner or Group	Number of Shares	Percent
	Common Stock
Clayton Dubilier & Rice Fund VIII, L.P.(2)	29,876,969	41.99
CD&R Friends & Family Fund VIII, L.P.(2)	74,794	*
Norman C. Chambers(3)	424,523	*
Kathleen J. Affeldt(3)	42,178	*
George L. Ball(3)	27,865	*
James G. Berges(3)(4)	—	*
Matthew J. Espe(3)	7,134	*
Gary L. Forbes(3)	64,142	*
John J. Holland(3)	42,841	*
Lawrence J. Kremer(3)	26,480	*
George Martinez(3)	38,999	*
Nathan K. Sleeper(3)(4)	—	*
Jonathan L. Zrebiec(3)(4)	—	*
Donald R. Riley(3)	50,913	*
Mark E. Johnson(3)	188,456	*
Todd R. Moore(3)(5)	64,792	*
John L. Kuzdal(3)	249,984	*
All directors and executive officers as a group (18 persons)(4)(6)	1,269,200	1.78

*	Less than 1%.

(1)
Includes shares beneficially owned by the listed persons, including unvested restricted shares granted in December 2016 and prior years, shares owned under our 401(k) Profit Sharing Plan and phantom units owned under our Deferred Compensation Plan, but does not include any of the performance share units granted to the listed persons in December 2014, December 2015 and December 2016 (see “Compensation Discussion & Analysis — Long-Term Incentive Compensation”). If a person has the right to acquire beneficial ownership of any shares by exercise of options previously granted within 60 days after the Ownership Date, those shares are deemed beneficially owned by that person as of the Ownership Date and are deemed to be outstanding solely for the purpose of determining the percentage of the Common Stock that he or she owns. Those shares are not included in the computations for any other person. Please see the tables accompanying footnotes 3 and 6 below for additional information regarding equity compensation awards held by the listed persons.

(2)
Unless otherwise indicated, Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P. are referred to collectively as the “Investors.” Does not include 66,852 restricted shares of Common Stock and 37,036 restricted stock units issued to Clayton, Dubilier & Rice, LLC (“CD&R, LLC”), as assignee of director compensation payable to Messrs. James G. Berges, Nathan K. Sleeper and Jonathan L. Zrebiec.

The general partner of each of the Investors is CD&R Associates VIII, Ltd., whose sole stockholder is CD&R Associates VIII, L.P. The general partner of CD&R Associates VIII, L.P. is CD&R Investment Associates VIII, Ltd.
CD&R Investment Associates VIII, Ltd. is managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VIII, Ltd., may be deemed to share beneficial ownership of the shares of Common Stock shown as beneficially owned by the Investors. Such persons expressly disclaim such beneficial ownership. Investment and voting decisions with respect to shares held by each of the Investors are made by an investment committee of limited partners of CD&R Associates VIII, L.P., currently consisting of more than ten individuals (the “Investment Committee”). The CD&R investment professionals who have effective voting control of the Investment Committee are Michael G. Babiarz, Vindi Banga, James G. Berges, John C. Compton, Kevin J. Conway, Thomas C. Franco, Kenneth A. Giuriceo, Donald J. Gogel, Marco Herbst, George K. Jaquette, John Krenicki, Jr., David A. Novak, Paul S. Pressler, Christian Rochat, Richard J. Schnall, Nathan K. Sleeper, Sonja Terraneo and David H. Wasserman. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the Investors.
Each of CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. expressly disclaims beneficial ownership of the shares held by the Investors and the restricted shares held by CD&R, LLC as assignees of director compensation payable to Messrs. Berges, Sleeper and Zrebiec. The Investors expressly disclaim beneficial ownership of the restricted shares held by CD&R, LLC as assignees of director compensation payable to Messrs. Berges, Sleeper and Zrebiec. CD&R, LLC expressly disclaims beneficial ownership of the shares held by the Investors.
The address for the Investors, CD&R Associates VIII, L.P., CD&R Associates VIII, Ltd. and CD&R Investment Associates VIII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands. The address for CD&R, LLC is 375 Park Avenue, 18th Floor, New York, NY 10152.

(3)
The number of shares of Common Stock beneficially owned by each person includes options exercisable on the Ownership Date but excludes options not exercisable within 60 days after the Ownership Date. No currently unexercisable options would become exercisable within 60 days after the Ownership Date. The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock. Each owner of shares of issued restricted stock has the right to vote his or her shares but may not transfer them until they have vested. The number of shares of Common Stock beneficially owned by each person also does not include unvested restricted stock units (other than 3,248 restricted stock units held by Mr. Chambers, which will become vested in the 60 days after the Ownership Date) and performance share units. For more information about outstanding restricted stock units and performance share units, see “Compensation Discussion & Analysis — Long-Term Incentive Compensation.”

	Options
	Exercisable (included in the table above)	Not Exercisable Within 60 Days (not included in the table above)	Unvested Restricted Stock (included in the table above)	Unvested Restricted Stock Units (not included in the table above)
Norman C. Chambers	33,334	—	17,312	143,724
Kathleen J. Affeldt	21,788	—	2,602	5,212
George L. Ball	—	—	1,908	5,212
James G. Berges(4)	—	—	—	—
Matthew J. Espe	7,134	5,212	—	2,606
Gary L. Forbes	10,648	3,515	844	5,212
John J. Holland	29,447	7,812	1,301	2,606
Lawrence J. Kremer	8,812	422	2,391	5,212
George Martinez	—	—	2,602	5,212
Nathan K. Sleeper(4)	—	—	—	—
Jonathan L. Zrebiec(4)	—	—	—	—
Mark E. Johnson	—	—	5,886	48,762
Todd R. Moore	—	—	2,597	23,731
Donald R. Riley	—	—	15,527	37,576
John L. Kuzdal	170,148	—	3,117	27,477

(4)
Does not include 29,951,763 shares of Common Stock held by investment funds associated with or designated by CD&R, LLC, 66,852 restricted shares of Common Stock issued to CD&R, LLC, or 37,036 restricted stock units issued to CD&R, LLC, as assignee of compensation payable to Messrs. Berges, Sleeper and Zrebiec. Messrs. Berges, Sleeper and Zrebiec are members of our Board and executives of CD&R, LLC. Messrs. Berges, Sleeper and Zrebiec disclaim beneficial ownership of the shares held by CD&R, LLC and by investment funds associated with or designated by CD&R, LLC.

(5)	50,095 shares of Common Stock are pledged by Mr. Moore to secure a line of credit as to which he has sole voting and investment power.

(6)
The number of shares of Common Stock beneficially owned by each director and executive officer as a group includes beneficial ownership of the additional officers listed in the table below. As with the officers and directors listed individually, the number of shares of Common Stock beneficially owned by each person includes options exercisable on the Ownership Date or within 60 days after the Ownership Date and excludes options not exercisable within 60 days after the Ownership Date. The number of shares of Common Stock beneficially owned by each person also includes unvested shares of restricted stock. Each owner of restricted stock has the right to vote his or her shares but may not transfer them until they have vested. The number of shares of Common Stock beneficially owned by each person also does not include unvested restricted stock units and performance share units.

	Options
	Exercisable (included in the table above)	Not Exercisable Within 60 Days (not included in the table above)	Unvested Restricted Stock (included in the table above)	Unvested Restricted Stock Units (not included in the table above)
Katy K. Theroux	—	—	5,878	19,983
Bradley S. Little	—	—	1,386	19,569
Robert D. Ronchetto	—	—	1,732	14,880

QUORUM AND VOTING

The presence in person or by proxy of the holders of a majority of the voting power of the stock entitled to vote at an Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Each outstanding share of Common Stock is entitled to one vote. All routine matters will be decided by the vote of a majority of the votes cast by the stockholders present in person or by proxy and entitled to vote on the matter, a quorum being present.

Those nominees receiving a plurality of all of the votes cast on Proposal 1 at the Annual Meeting shall be elected to our Board. Clayton, Dubilier & Rice Fund VIII, L.P. and CD&R Friends & Family Fund VIII, L.P., referred to collectively as the “Investors,” which own or beneficially own shares of Common Stock representing approximately 42.09% of our outstanding voting power as of January 12, 2017, have expressed their intention to vote for the election as directors each of the nominees listed under “Election of Directors.”

The total number of votes cast on Proposal 2 for approval of our compensation philosophy, policies and procedures described in the Compensation Discussion & Analysis, or “CD&A”, and the compensation of our Named Executive Officers (as defined in the CD&A section of this proxy statement), must represent at least the majority of the outstanding voting power of NCI entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting. The Investors have expressed their intention to vote in favor or Proposal 2.

The total number of votes cast on Proposal 3, for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2017, must represent at least the majority of the votes cast in person or by proxy at the Annual Meeting.

Abstentions are counted for the purpose of determining the presence of a quorum at the Annual Meeting. An abstention has no effect on Proposal 1. With respect to Proposals 2 and 3, an abstention has the same effect as a vote against these proposals.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular proposals under the New York Stock Exchange (“NYSE”) rules, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. The NYSE’s Rule 452 precludes brokers from voting on non-discretionary proposals without specific instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker, dealer, custodian or other nominee is permitted to vote your shares only with regard to Proposal 3 to ratify the appointment of the independent registered public accounting firm, even if the holder does not receive voting instructions from you. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum. For purposes of electing directors, a broker non-vote will not affect the outcome of the elections.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Fourth Amended and Restated By-Laws (the “By-Laws”) provide that the number of directors on our Board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of our Board. The number of members constituting our Board is currently fixed at eleven.

In accordance with our Certificate of Incorporation and By-Laws, our Board is divided into three classes, as nearly equal in number as reasonably possible, and members are elected for a term of office expiring at the third succeeding annual stockholders’ meeting following their election to office or until a successor is duly elected and qualified. Except as otherwise provided by the Stockholders Agreement by and between us and the Investors dated as of October 20, 2009 (the “Stockholders Agreement”), under our By-Laws, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on our Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority of the votes that can be cast by directors then in office, though less than a quorum, and directors so chosen hold office until the Annual Meeting of stockholders at which the term of office of the class to which the director has been elected expires. The terms of office of each of the Class III directors expire at this Annual Meeting and the terms of office of each of the Class I and Class II directors expire at the Annual Meetings in 2018 and 2019, respectively. Under our By-Laws, no person may stand for election as a director after such person has surpassed the age of 78.

Four Class III directors are to be elected at the Annual Meeting for a term expiring at the Annual Meeting to be held in 2020, or until their respective successors are duly elected and qualified. If, at the time of or prior to our Annual Meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by our Board. Our Board has no reason to believe that any substitute nominee or nominees will be required. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce its size. No proxy will be voted for a greater number of persons than the number of nominees named herein.

Our Board believes that each of our directors is highly qualified to serve as a member of our Board. Each of the directors has contributed to the mix of skills, core competencies and qualifications of our Board. Our directors are highly educated and have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions with some of the most reputable organizations in the world. Our Board has also considered the fact that all of our directors have worked for, or served on the boards of directors of, a variety of companies in a wide range of industries. Many of our directors also have served as directors of our company for many years and benefit from an intimate knowledge of our operations and corporate philosophy. Our Board believes that through their varying backgrounds, our directors bring a wealth of experiences and new ideas to our Board.

Described in the following pages are the principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that they should serve on the Board. There are no family relationships among any of our directors or executive officers.

Nominees for Election as Director

Class III Nominees for Election as Directors Who Serve Until the Annual Meeting to be Held in 2020:

Norman C. Chambers

Mr. Chambers, age 67, has served as our Chairman of the Board since January 2008 and as our Chief Executive Officer since January 2007. He served as our President and Chief Executive Officer from January 2007 to January 2016. He served as our President and Chief Operating Officer from April 2004 to January 2007 and has served as one of our directors since May 2003. Mr. Chambers serves on the Executive Committee of our Board of Directors. Mr. Chambers was a director and President of Comfort Systems USA, Inc., a provider of heating, ventilation and air conditioning services, from November 2002 until April 2004 and also served as Chief Operating Officer from February 2003 until April 2004. From November 2001 to October 2002, Mr. Chambers was Chief Operating Officer of Capstone Turbine Corporation, a distributive generation technology company. From April 2000 to September 2001, Mr. Chambers served as President and Chief Executive Officer of Petrocosm Corporation, a privately held e-commerce business serving the energy industry. From June 1985 to April 2000, Mr. Chambers served in various executive positions with Halliburton Company, a provider of energy services and related engineering and construction services, and its subsidiaries. In 2011, Mr. Chambers was appointed to serve as a director of the Business Executives for National Security, and is a member of its executive committee. In September 2016, he was appointed to the board of directors of the National Association of Manufacturers. Mr. Chambers is a former director of the U.S. Chamber of Commerce, and the former chairman of the Let’s Rebuild America Leadership Council of the U.S.

Chamber of Commerce. Mr. Chambers has over thirty-five years of experience in the engineering and construction industry. Mr. Chambers earned a B.A. from Springfield College and an M.B.A. from Boston College.

Director Qualifications: Mr. Chambers’ extensive financial and executive management experience provides him with the necessary skills to be Chairman of our Board of Directors. As a result of his experience, he has dealt with many of the major issues we deal with today, such as financial, strategic planning, compensation, management development, acquisitions, capital allocation, government and stockholder relations. He has developed in-depth knowledge of the engineering and construction industry generally and, as our Chief Executive Officer for the last nine years, our company in particular.

Kathleen J. Affeldt

Ms. Affeldt, age 68, has served as a director since November 2009. Ms. Affeldt is the Chairperson of the Compensation Committee of our Board of Directors. Ms. Affeldt retired from Lexmark International, a developer, manufacturer and supplier of printing and imaging solutions for offices and homes, in February 2003, where she had been Vice President of Human Resources since July 1996. She joined Lexmark when it became an independent company in 1991 as the Director of Human Resources. Ms. Affeldt began her career at IBM in 1969, specializing in sales of supply chain systems. She later held a number of human resources management positions. Ms. Affeldt has served as a director of SIRVA, Inc. and as chair of that board’s compensation committee. She also served as a director of Sally Beauty Holdings, Inc., and as the chair of that board’s compensation committee. She currently serves as a director of BTE Technologies, Inc., and as a director and chair of the compensation committee of HD Supply Holdings, Inc. Ms. Affeldt attended the State University of New York and Hunter College in New York City, majoring in Business Administration.

Director Qualifications: Ms. Affeldt’s experience in large, multinational companies in general, as well as in the human resources field in particular, provides our Board of Directors with insight into the attraction, motivation and retention of personnel. Additionally, her service on the boards of other public companies brings to our Board of Directors valuable insight into the strategic, financial and personnel challenges faced by companies similar to NCI.

George L. Ball

Mr. Ball, age 58, has served as a director since February 2014. He serves on the Audit Committee and Compensation Committee of our Board of Directors. Mr. Ball is the Chief Financial Officer of Parsons Corporation, a global engineering and construction services company that was established in 1944. Mr. Ball joined Parsons in 1995 and has held varying positions of increasing responsibility and was promoted to Chief Financial Officer in 2008. Mr. Ball was formerly a senior accountant with Coopers & Lybrand LLP, now known as PricewaterhouseCoopers LLP. Mr. Ball currently serves as a director of Wells Fargo Real Estate Investment Corporation, a publicly traded real estate investment trust, and is a member of its audit committee. Mr. Ball earned his B.S. in Accounting from Drexel University.

Director Qualifications: Mr. Ball’s background and experience as an executive in a large, multinational engineering and construction services company provides the Board with perspective on strategic, financial, compensation, management development and sales issues. Mr. Ball’s extensive experience and financial and accounting background as a chief financial officer provides the Audit Committee with valuable experience. Mr. Ball’s extensive financial experience and knowledge of compensation program design provide the Compensation Committee with valuable experience.

Nathan K. Sleeper

Mr. Sleeper, age 43, has served as a director since October 2009. Mr. Sleeper serves on the Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee of our Board of Directors. Mr. Sleeper is a partner of CD&R, LLC, having joined CD&R, Inc. in 2000. Prior to joining CD&R, Inc., he was employed by Goldman, Sachs & Co. in the Investment Banking Division. He has also been employed by Tiger Management. He currently serves as a director of Atkore International Group, Inc., a public company, Wilsonart International Holdings LLC, Brand Energy & Infrastructure Services, Inc., and CHC Group Ltd., a public company. Mr. Sleeper was a director of HD Supply Holdings, Inc., a public company, Hussmann International, Inc., Beacon Roofing Supply, Inc., a public company, U.S. Foods, Inc., and Hertz Global Holdings, a public company. Mr. Sleeper holds a B.A. from Williams College and an M.B.A. from Harvard Business School.

Director Qualifications: Mr. Sleeper’s broad experience in the financial and investment communities brings to our Board of Directors important insights into business strategy and areas to improve our financial performance.

Vote Required

The affirmative vote of a plurality of all of the votes cast at the Annual Meeting is required for approval of each of the nominees for Class III director in this Proposal 1. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Investors, which own or beneficially own shares of Common Stock representing approximately 42.09% of the outstanding voting power of NCI as of January 12, 2017, have expressed their intention to vote “For” each of the Class III nominees listed above in this Proposal 1.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE CLASS III NOMINEES LISTED ABOVE.

Directors Remaining in Office

Class I Directors Who Serve Until the Annual Meeting to Be Held in 2018:

James G. Berges

Mr. Berges, age 69, has served as a director since October 2009. Mr. Berges is the Chairman of the Executive Committee and the Nominating and Corporate Governance Committee of our Board of Directors. Mr. Berges is a partner of CD&R, LLC, having become a partner of CD&R, Inc. in 2006. Prior to that, he was President of Emerson Electric Co. from 1999 until his retirement in 2005. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He is also a director of PPG Industries, Inc., a public company, and a director of Atkore International Group Inc, a public company. From November 2009 to August 2010, Mr. Berges was a director of Diversey, Inc., from October 2006 to August 2012, he was Chairman of the Board of Sally Beauty Holdings, Inc., a public company, and from August 2007 to November 2015, he was Chairman of the Board and then independent Lead Director of HD Supply Holdings, Inc., a public company. Mr. Berges previously served as Chairman of the Board of Hussmann International, Inc. from 2011 to 2016. Mr. Berges holds a B.S. in electrical engineering from the University of Notre Dame.

Director Qualifications: Mr. Berges’ former leadership role at a global manufacturer provides our Board of Directors with valuable insight into the numerous operational, financial and strategic issues we face. Further, Mr. Berges’ service on the boards of other public and private companies provides our Board of Directors with valuable insight into the challenges currently faced by companies in a variety of markets.

Matthew J. Espe

Mr. Espe, age 58, has served as a director since November 2015. Mr. Espe serves on the Compensation Committee, Nominating and Corporate Governance Committee, and Affiliate Transactions Committee of our Board of Directors. Mr. Espe served as the President and Chief Executive Officer of Armstrong World Industries, Inc., a publically traded global producer of flooring products and ceiling systems from July 2010 until March 2016. Prior to Joining Armstrong World Industries, Mr. Espe was Chairman and Chief Executive Officer of Ricoh Americas Corporation, a subsidiary of Ricoh Company, Ltd., a provider of document management solutions and services. From 2002 to 2008, Mr. Espe was Chairman of the Board of Directors and Chief Executive Officer of IKON Office Solutions, Inc. (“IKON”), an office equipment distributor and services provider, which was acquired by Ricoh in 2008. Mr. Espe was employed by General Electric for 22 years, serving as President and Chief Executive Officer of GE Lighting prior to joining IKON in 2002. Mr. Espe previously served on the boards of directors of Unisys Corporation, a worldwide information technology company, from 2004 to 2014, Graphic Packaging Holding Company, a provider of packaging solutions for consumer products companies, from 2009 to 2010, and Con-Way Inc., a transportation, logistics and supply-chain management services company, from June 2015 to October 2015. Mr. Espe currently serves as a director of Realogy Holdings Corp., a publicly traded residential real estate services company. Additionally, Mr. Espe currently serves on the Advisory Board at the College of Business and Economics at the University of Idaho and on the Advisory Council for Drexel University’s Lebow College of Business, Center for Corporate Governance. Further, Mr. Espe is a member of the National Association of Corporate Directors (NACD) and the Wall Street Journal CEO Council. Mr. Espe holds a bachelor’s degree in marketing from the University of Idaho, and an M.B.A. from Whittier College.

Director Qualifications: Mr. Espe’s former leadership role at a global manufacturer provides our Board of Directors valuable insight into the numerous operational, financial and strategic issues we face. Mr. Espe’s service on the board of a real estate services company and his prior service on boards of other public companies provides our Board of Directors with insight into challenges currently faced by companies in a variety of markets.

Lawrence J. Kremer

Mr. Kremer, age 75, has served as a director since October 2009. Mr. Kremer serves on the Nominating and Corporate Governance Committee of our Board of Directors. Mr. Kremer retired in 2007 from Emerson Electric Co., having served as Corporate Vice President of Global Materials. Prior to that, Mr. Kremer was employed by Whirlpool Corporation, a worldwide producer of appliances, as Senior Vice President of International Operations and Global Materials. Mr. Kremer currently serves as a director of Fifth Third Bank Southern Region and St. Mary’s Hospital System, a Midwest Regional Hospital. Mr. Kremer previously served as Chairman of the Board of Trustees of the University of Evansville. Mr. Kremer holds a B.S. and M.B.A. from the University of Evansville.

Director Qualifications: Mr. Kremer’s leadership roles in global manufacturing bring to our Board of Directors an understanding of the global business environment and valuable insight into the operations of large, complex manufacturing operations.

John J. Holland

Mr. Holland, age 66, has served as a director since November 2009. Mr. Holland serves on the Affiliate Transactions Committee, Audit Committee and Compensation Committee of our Board of Directors. Mr. Holland served as the President of the International Copper Association from February 2012 until his retirement in November 2015. The International Copper Association is a marketing association for the copper industry. Mr. Holland has been the President of Greentree Advisors, LLC since October 2004. Mr. Holland was the President, Chief Operating Officer and Chief Financial Officer of MMFX Technologies Corporation, a privately held steel manufacturing firm, from 2008 until 2009. Prior to that, Mr. Holland was the Executive Vice President and Chief Financial Officer of Alternative Energy Sources, Inc., an ethanol producer, from August 2006 until June 2008. Mr. Holland previously was employed by Butler Manufacturing Company, a producer of pre-engineered building systems, supplier of architectural aluminum systems and components and provider of construction and real estate services for the nonresidential construction market, from 1980 until his retirement in 2004. Prior to his retirement from Butler, Mr. Holland served as Chairman of the Board from 2001 to 2004, as Chief Executive Officer from 1999 to 2004 and as President from 1999 to 2001. Mr. Holland currently serves as a director and on the audit committee of Cooper Tire & Rubber Co., and as a director and on the audit and compensation committees of Saia, Inc. (formerly SCS Transportation, Inc.). Mr. Holland holds B.S. and M.B.A. degrees from the University of Kansas and is a certified public accountant.

Director Qualifications: Mr. Holland’s extensive career in the metal building industry, including his role as a chief executive officer of a public company, provides the Board with perspective on the particular strategic, manufacturing, sales and marketing, compensation and personnel issues faced by companies in our industry. Further, Mr. Holland’s extensive financial and accounting background as a former chief financial officer and a certified public accountant provides the Audit Committee with valuable expertise.

Class II Directors Who Serve Until the Annual Meeting to Be Held in 2019:

Gary L. Forbes

Mr. Forbes, age 72, has served as a director since December 1991. Mr. Forbes serves on the Executive Committee, Affiliate Transactions Committee and the Nominating and Corporate Governance Committee, and is the Chairman of the Audit Committee of our Board of Directors. In addition, Mr. Forbes is our designated Audit Committee financial expert. Mr. Forbes was a Senior Vice President of Equus Total Return, Inc., an investment company, from November 1991 until his retirement in March 2010. Mr. Forbes was a director of Consolidated Graphics, Inc., a publicly traded commercial printing company, where he served on its audit committee, from 1993 until January 2014. Mr. Forbes previously served on the board of directors of Carriage Services, Inc., a publicly traded funeral services company, from May 2007 to February 2009. Mr. Forbes earned a B.B.A. in Accounting from the University of Texas at Austin and is a certified public accountant.

Director Qualifications: Mr. Forbes’ background has provided our Board of Directors with valuable financial and accounting expertise as our financial expert on the Audit Committee of our Board of Directors. Additionally, having served as a member of our Board of Directors since 1991, Mr. Forbes has a deep historical understanding of our business, operations and culture.

George Martinez

Mr. Martinez, age 75, has served as a director since March 2003. He serves on the Audit Committee and the Affiliate Transactions

Committee of our Board of Directors. Mr. Martinez is the Chairman and Chief Executive Officer of Allegiance Bancshares, Inc., a publicly traded bank holding company (ABTX Nasdaq) which owns Allegiance Bank, a Texas banking association headquartered in Houston, Texas that opened for business in October 2007. He has been active as a bank executive in Houston for over 40 years and is the former Chairman of Sterling Bancshares, Inc., a publicly traded bank holding company (SBIB Nasdaq). Mr. Martinez served as President of Chrysalis Partners, LLC, a performance consulting firm, from 1999 to 2008. He serves his community on the boards of directors of the University of St. Thomas and Collaborative for Children. Mr. Martinez has a B.A. in Business Administration and Economics from Rice University.

Director Qualifications: Mr. Martinez’s background and experience in performance consulting and as an executive in the banking industry allow him to provide to the Board valuable financial, accounting and operational expertise. Additionally, having served as a member of our Board of Directors since 2003, Mr. Martinez has a high degree of familiarity with our business, operations and culture.

Jonathan L. Zrebiec

Mr. Zrebiec, age 37, has served as a director since November 2009. Mr. Zrebiec is a partner of CD&R, LLC, the successor to the investment management business of CD&R, Inc., which he joined in 2004. Prior to joining CD&R, Inc., he was employed by Goldman, Sachs & Co. in the Investment Banking Division. He currently serves as a director of Atkore International Group, Inc., Wilsonart International Holdings LLC, and Brand Energy & Infrastructure Services, Inc. Mr. Zrebiec was a director of Roofing Supply Group, LLC from May 2012 to September 2015 and was a director of Hussmann International, Inc. from October 2011 to April 2016. Mr. Zrebiec holds a B.S. in Economics from the University of Pennsylvania and holds an M.B.A. from Columbia University.

Director Qualifications: Mr. Zrebiec’s experience in the financial and investing community provides our Board with insight into business strategy, improving financial performance and the economic environment in which we operate.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
Introduction
Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the “Report of the Compensation Committee” and the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy has been and continues to be to pay our executives based on our performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers (including potential payouts upon a termination or change in control) are reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including the more detailed information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement.
We believe that the stockholders, by voting for directors individually as described in Proposal No. 1, have had a clear ability to express their approval or disapproval of the performance of our directors and, specifically the directors serving on the Compensation Committee; however, under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended, the Company’s stockholders are entitled to approve, on an advisory basis, the compensation of our Named Executive Officers. This non-binding advisory vote, commonly known as a “Say on Pay” vote, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. The current frequency of the Say on Pay vote is three years, with the vote for the current year being taken pursuant to this Proposal 2. At our 2014 Annual Meeting, our stockholders approved, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of our Named Executive Officers. We welcome the opportunity to again give our stockholders an opportunity to provide us with such a vote on executive compensation at our 2017 Annual Meeting.

As an advisory vote, Proposal 2 is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, or require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Text of the Resolution to be Adopted
We are asking stockholders to vote “For” the following resolution:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the Named Executive Officers as disclosed in the proxy statement for NCI Building Systems, Inc.’s 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the CD&A, the 2017 Summary Compensation Table and the other related tables and disclosures.

Vote Required
The affirmative vote of stockholders holding at least a majority of the shares of all of our voting securities entitled to vote on the proposal on the record date for determining stockholders entitled to vote at the 2017 Annual Meeting is required for approval of Proposal 2. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Investors, which own or beneficially own shares of Common Stock representing approximately 42.09% of the outstanding voting power of NCI as of January 12, 2017, have expressed their intention to vote “For” Proposal 2.
Recommendation of our Board of Directors
OUR BOARD OF DIRECTORS RECOMMENDS, IN PROPOSAL 2, AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2017, subject to ratification by our stockholders. Ernst & Young LLP has served as our independent registered public accounting firm since our initial public offering in April 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting.

Vote Required

If a majority of the votes cast in person or by proxy at the 2017 Annual Meeting are voted in favor of this proposal, the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending October 29, 2017 will be ratified. Even if the selection is not ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our stockholders and NCI. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will reconsider the appointment.

Recommendation of Our Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 29, 2017.

MANAGEMENT

Our current executive officers are as follows:

Name	Position
Norman C. Chambers	Chairman of the Board and Chief Executive Officer
Donald R. Riley	President
Mark E. Johnson	Executive Vice President, Chief Financial Officer and Treasurer
Todd R. Moore	Executive Vice President, General Counsel and Corporate Secretary
John L. Kuzdal	President of Group Manufacturing Segment
Katy K. Theroux	Vice President, Chief Human Resources Officer
Robert D. Ronchetto	Vice President, Chief Procurement Officer
Bradley S. Little	Vice President, Finance and Chief Accounting Officer

Information concerning the business experience of Mr. Norman C. Chambers is provided under the section titled “Election of Directors.”

Donald R. Riley, age 54, has served as our President since January 2016. Mr. Riley served as our President of Group Business Segment from December 2014 to January 2016. Before joining NCI, Mr. Riley was employed by Probuild Holdings, LLC, a supplier of building materials to production builders, custom builders, local contractors and project-oriented consumers, where he served as Executive Vice President from November 2011 to November 2014. As Executive Vice President, Mr. Riley managed the supply chain, manufacturing, construction services, marketing, pricing, information technology, strategy and business project management office functions. Prior to joining Probuild Holdings, Mr. Riley was employed by Mohawk Industries, Inc., a floor covering company, from September 2004 to November 2011, serving in various capacities such as Chief Information Officer, Senior Vice President Logistics, and Interim Flooring Executive Vice President Customer Experience. At Mohawk Industries, Mr. Riley was responsible for its global information systems, North America logistic functions, and the flooring segment’s customer service function. Mr. Riley has a B.S. in Engineering from the University of Tennessee at Knoxville.

Mark E. Johnson, age 50, has served as our Executive Vice President, Chief Financial Officer and Treasurer since March 2008. He had served as our Chief Accounting Officer from August 2006 to November 2010, as our Executive Vice President and Controller since December 2007 until March 2008, and as our Vice President and Controller from February 2006 until December 2007. Before joining NCI in February 2006, Mr. Johnson was employed by Vector ESP, Inc., a company providing information technology services, where he served as a Corporate Controller from 2000 to 2002 and Chief Financial Officer and Senior Vice President from 2002 to August 2005, when the company was acquired. From 1989 to 2000, Mr. Johnson was employed by Ernst & Young LLP. Mr. Johnson has been a CPA since 1991 and earned his B.B.A. in Accounting from the University of Texas at Austin.

Todd R. Moore, age 57, has served as our Executive Vice President and General Counsel since December 2007 and as our Vice President and General Counsel since March 2003. Mr. Moore has served as a Vice President and General Counsel of all NCI divisions since January 1999 and as our Corporate Secretary since March 2005. Before joining NCI in January 1999, Mr. Moore was a partner in the Trial Section of Gardere Wynne Sewell LLP, a law firm based in Texas. Mr. Moore has a B.A. in Political Science from Southern Methodist University and a J.D. from the University of Tulsa College of Law. He is licensed to practice law in the State of Texas.

John L. Kuzdal, age 51, has served as President of Group Manufacturing Segment since November 2013. Previously, Mr. Kuzdal served as President of the Metal Coil Coating Division from March 2008 to November 2013. Mr. Kuzdal served as Vice President of Operations for NCI’s Metal Coil Coating Division from December 2006 until March 2008. From June 2002 to December 2006, he served as Vice President and General Manager of Metal Coaters of California Division. Mr. Kuzdal has been with NCI since 1998 and has worked in the coil coating and steel industries since 1986. Mr. Kuzdal earned his B.S. in Metallurgical Engineering from the University of Michigan.

Katy K. Theroux, age 48, has served as our Vice President, Chief Human Resources Officer since September 2014. Before joining NCI, Ms. Theroux was employed by 1WORLDSYNC, where she served as Chief Marketing and Administrative Officer from 2012 to 2013, and was responsible for the integration of two multinational technology services companies. Prior to joining 1WORLDSYNC, Ms. Theroux served as Senior Vice President, Customer Engagement & Solutions for its parent, GS1 US and 1SYNC from 2007 to 2012, and was responsible for customer support, marketing, human resources and facilities shared services for all operating units. Ms. Theroux also served as its Chief Human Resources Officer from 2006 to 2012. Ms. Theroux served as Chairman of the Board of Peirce College until June 2015. Ms. Theroux has a B.S. from Syracuse University and an M.B.A. from Saint Peter’s University.

Robert D. Ronchetto, age 50, has served as our Vice President and Chief Procurement Officer since November 2015. Mr. Ronchetto served as our Vice President of Supply Chain Management from December 2011 to November 2015. Before joining NCI, Mr. Ronchetto was employed by Greif Inc., a world leader in industrial packaging and service where he served as Vice President of Global Sourcing from November 2004 to July 2011. Prior to Greif, Mr. Ronchetto was employed by Emerson Electric from 1990 to 2004. Mr. Ronchetto has a B.S. in Industrial Management from Southwest Missouri State University and an M.B.A. from St. Louis University.

Bradley S. Little, age 39, has served as our Vice President, Finance and Chief Accounting Officer since November 2013. Before joining NCI, Mr. Little was employed by Technip USA, Inc., where he served as Vice President of Finance from September 2012 to June 2013. Prior to joining Technip USA, Mr. Little held various positions with Willbros Group, Inc., from August 2009 until September 2012, most recently as Controller, Oil & Gas Segment. Prior to joining Willbros Group, Mr. Little held various positions with PricewaterhouseCoopers, LLP, from September 2001 until August 2009. Mr. Little is a certified public accountant and has a B.B.A. in Accounting from Texas State University.

COMPENSATION DISCUSSION & ANALYSIS

Introduction

This Compensation Discussion & Analysis (“CD&A”) provides information regarding NCI’s compensation programs for our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our three other most highly compensated executive officers for the fiscal year ended October 30, 2016 (“Fiscal 2016”) and certain compensation actions taken in Fiscal 2016. (Throughout the CD&A we occasionally refer to other fiscal years of NCI in the same manner.) The CD&A is also intended to place in perspective the information contained in the executive compensation tables that follow this discussion.

Throughout this discussion, the following individuals are referred to collectively as the “Named Executive Officers” or “NEOs” and are included in the Summary Compensation Table that follows this discussion:

•	Norman C. Chambers, Chairman of the Board and Chief Executive Officer;

•	Donald R. Riley, President;

•	Mark E. Johnson, Executive Vice President, Chief Financial Officer and Treasurer;

•	Todd R. Moore, Executive Vice President, General Counsel and Corporate Secretary; and

•	John L. Kuzdal, President of Group Manufacturing Segment.

Summary of Compensation Matters for Fiscal 2016

Our financial performance during Fiscal 2016 was the best full year performance since Fiscal 2008. The improved performance across all three operating segments is a direct result of the reorganization of our business and strategic initiatives implemented over the past few years. Specifically, our Fiscal 2016 performance delivered a 186.4% increase in net income and a 27.7% increase in Adjusted EBITDA from Fiscal 2015.

During Fiscal 2016:

•	Revenues increased by 7.8% to $1.68 billion, up from $1.56 billion in Fiscal 2015;

•	Gross profit increased by 14.9% to $427.9 million, up from $372.3 million in Fiscal 2015;

•	Adjusted EBITDA increased to $166.1 million, up 27.7% from Fiscal 2015’s $130.0 million; and

•
Net income per diluted share of Common Stock increased to $0.70, which included $0.01 of special items, up from $0.24 per diluted share of Common Stock in Fiscal 2015, which included $0.18 of special items. Adjusted net income per diluted share of Common Stock was $0.71 in Fiscal 2016, up from $0.42 in Fiscal 2015.

For an understanding of how these measures relate to generally accepted accounting principles, please refer to the section entitled “Non-GAAP Measures” in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended October 30, 2016.

During Fiscal 2016, we operated our compensation programs, including for our NEOs, in a manner consistent with our pay-for-performance philosophy. As discussed in greater detail below, in Fiscal 2016 we continued our compensation policies developed in prior years, and only took a limited number of significant actions, as follows:

•
In Fiscal 2016, we entered into new employment agreements with our NEOs (other than Norman Chambers, our Chief Executive Officer), which amended and restated and/or superseded the NEOs’ then-current employment agreements and offer letters. The new employment agreements, which have an initial term of two years subject to automatic one-year extensions thereafter unless either party gives notice of non-renewal, provide for severance benefits upon the occurrence of certain termination events and contain a one-year non-compete following an NEO’s termination for any reason. In connection with our entrance into the new employment agreements, we also amended Mr. Chamber’s existing employment agreement to conform his severance benefits to those contained in the new employment agreements. See “Executive Compensation — Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements” and “Compensation Discussion & Analysis — Other Compensation — Termination and Change in Control Agreements.”

•
For Fiscal 2016, we modified the annual incentive program for our NEOs. Unlike the annual bonus program for Fiscal 2015, which was based on Adjusted EBITDA and return on operating assets (“ROA”), the bonus program for Fiscal 2016 is based solely on Adjusted EBITDA, which the Compensation Committee of the Board (the “Compensation Committee” or the “Committee”) believes is the most important driver of value and that having solely an Adjusted EBITDA performance criterion creates a stronger link between individual contribution and Company performance. See “Compensation Discussion & Analysis — Annual Bonus” and “Compensation Discussion & Analysis — Role of Management and Independent Advisors” below.

•
In Fiscal 2016, the Committee approved certain changes to the treatment of equity awards granted after May 31, 2016 in connection with a change in control of NCI.  It is intended that, upon a change in control, equity awards granted after this date will be assumed or replaced by economically equivalent alternative awards of the successor to NCI in the change in control, and, further, that these awards will fully vest only to the extent that they are not assumed or replaced with alternative awards. The terms of any alternative award must be at least as favorable as the terms of the award being replaced (including an equal or better vesting schedule and, in the case of stock options, an identical or better method of exercise) and must provide for full acceleration in the event that the grantee is terminated by the successor without cause or by the award holder with good reason within two years following the change in control with respect to which the alternative award was granted. This treatment applies to all FY 2017 awards granted in December 2016. Awards granted prior to May 31, 2016 were not affected by this action and will continue to be subject to their current terms, which generally provide for full vesting upon a change in control.

On November 30, 2016, our Board approved the NCI Building Systems, Inc. Executive Stock Ownership Guidelines, pursuant to which certain of our executives, including our NEOs, and non-employee directors will be required to acquire and hold a certain level of our common stock based on a multiple of salary or cash retainer, as applicable. The stock ownership guidelines were adopted to further align the interests of our management team with those of our stockholders. See “Compensation Discussion & Analysis — Stock Ownership Guidelines”.

As we have in prior fiscal years, during Fiscal 2017, we intend to continuously monitor and evaluate our compensation practices to ensure that they remain aligned with our compensation objectives.

Compensation Philosophy and Objectives of NCI’s Compensation Program

Our executive compensation philosophy remains that executive pay should be linked to the performance of NCI and the individual executives. Our Compensation Committee has established the following objectives for our executive compensation programs:

•	attract, retain and motivate exceptional executives;

•	reward performance measured against established goals;

•	provide incentives for future performance; and

•	align executives’ long-term interests with the interests of our stockholders.

In order to reach these goals, we have designed our compensation programs to reward excellent short-term performance and to encourage executives’ commitment to NCI’s long-term, strategic business goals. NCI operates in an intensely competitive industry and has experienced challenges in recent years caused by industry cyclicality and seasonality, fluctuations in demand, poor economic conditions and volatility in the price of steel affecting the construction industry. Long-term incentives balance the emphasis on long-term versus short-term business objectives and reinforce that one should not be achieved at the expense of the other. We believe that long-term incentive compensation helps to further NCI’s compensation objectives, including the retention of high-performing, experienced executives whose interests are strongly aligned with the interests of stockholders. Further, a multi-year vesting period for grants of restricted stock or restricted stock units, stock options and performance share units helps to ensure that the value received by executives depends on the strong performance of NCI over time. We balance short- and long-term compensation through salary and performance bonuses, and the grant of restricted stock or restricted stock units, stock options, and performance share units, respectively. Our goal is to increase the proportion of long-term compensation as an executive’s responsibility within our company increases.

Determination and Administration of Compensation Programs and Amounts

Decisions regarding executive compensation are based primarily on the assessment by the Compensation Committee of each Named Executive Officer’s leadership and operational performance and potential to enhance long-term value to NCI’s stockholders. In Fiscal 2014 and Fiscal 2015, a compensation consultant was retained to assist the Compensation Committee in its comprehensive review of NCI’s executive compensation program. In Fiscal 2016, the same compensation consultant continued to advise the Compensation Committee regarding compensation packages for new hires and promotions, the new employment agreements entered into with our NEOs and other governance related matters. The Compensation Committee also relies on its judgment, prior experience, and the judgment of our CEO, Mr. Chambers, about each individual Named Executive Officer in determining the amount and combination of compensation elements and whether each payment or award appropriately encourages and rewards performance. Key factors considered by the Compensation Committee in this regard include:

•	actual performance compared to the financial, operational and strategic goals established for NCI and the Named Executive Officer’s reporting unit at the beginning of the year;

•	the nature, scope and level of the Named Executive Officer’s responsibilities;

•	individual contribution to NCI’s financial results, particularly with respect to key measures such as cash flow, revenue, earnings and ROA;

•	effectiveness in leading our initiatives to enhance quality and value provided to customers; and

•	individual contribution to a culture of honesty, integrity and compliance with our Code of Business Conduct and Ethics and applicable laws.

The Compensation Committee also considered each Named Executive Officer’s current salary and prior-year bonus, if any, the appropriate balance between incentives for long-term and short-term performance, and internal “pay equity” – in other words, the relative differences among the compensation of the executive officers.

Role of Management and Independent Advisors

The Compensation Committee meets regularly in separate executive sessions without management personnel present and also requests periodically that our officers or employees attend meetings. During Fiscal 2016, Mr. Chambers and other senior executives attended certain Compensation Committee meetings at the committee’s request to advise the committee regarding our performance and to recommend proposed modifications to our compensation and benefits. Our management, under the leadership of our CEO, plays an important role in establishing and maintaining our Named Executive Officer compensation programs. Management’s role includes recommending plans and programs to the Compensation Committee, implementing the Compensation Committee’s decisions regarding the plans and programs and assisting and administering plans in support of the Compensation Committee. The Compensation Committee also relied to a certain extent on Mr. Chambers’ evaluations of other Named Executive Officers whose day-to-day performance is not as visible to the committee as it is to Mr. Chambers.

The Compensation Committee’s charter provides that it may retain advisors, including compensation consultants, in its sole discretion. During Fiscal 2016, the Compensation Committee continued to use the services of Frederic W. Cook & Co. (“FW Cook” or the “consultant”) to assist with compensation arrangements when hiring and promoting executives, to provide recommendations for the development of the stock ownership guidelines approved by our Board on November 30, 2016, to advise on and assist us in complying with our regulatory obligations and to provide recommendations with respect to updating our change in control policy. The Compensation Committee did not direct the consultant to conduct a comprehensive review of executive officer compensation or perform an industry benchmark analysis in Fiscal 2016 in light of the fact that such a review and analysis was conducted in Fiscal 2015 (as described below) and the Compensation Committee believed that the results of the review and analysis continued to provide the Company with appropriate direction regarding compensation practices and policies in Fiscal 2016. In engaging FW Cook, both in Fiscal 2015 and Fiscal 2016, the Compensation Committee determined that FW Cook did not have any economic interest or other relationship that would create a conflict with its services to the Compensation Committee.

In Fiscal 2015, the Compensation Committee retained FW Cook to conduct a review of executive officer compensation. The Compensation Committee believed it was prudent to retain a compensation consultant to review our executive compensation program and develop a clearly defined peer group. In hiring the consultant in Fiscal 2015, the Compensation Committee intended to (i) compare our compensation practices to our peer group and (ii) ascertain whether senior management’s compensation was sufficient to accomplish our compensation program’s objectives or whether changes would be necessary or appropriate.

During the Fiscal 2015 review, the consultant (i) compared all forms of direct compensation (including base salary, annual incentives, long-term incentives, and total direct compensation) of our senior management, including our NEOs, against a peer group of 18 companies selected by the consultant (with input from management and approval of the Compensation Committee) and two industry databases; (ii) worked with human resources to gain a solid understanding of the role of each senior management position in the consultant’s analysis to ensure proper benchmarking to the survey; and (iii) prepared a report that provided the consultant’s methodologies, findings, and conclusions. The consultant’s report included formal benchmarking of our senior management’s compensation for the relevant periods against the peer group. The peer group consisted of the following companies:

• Advanced Drainage Systems, Inc.	• Headwaters Incorporated	• Quanex Building Products Corporation
• Apogee Enterprises, Inc.	• Insteel Industries, Inc.	• Schnitzer Steel Industries, Inc.
• Armstrong World Industries, Inc.	• Interface, Inc.	• Simpson Manufacturing Co., Inc.
• Beacon Roofing Supply, Inc.	• Masonite International Corporation	• U.S. Concrete, Inc.
• Eagle Materials Inc.	• Nortek, Inc.	• USG Corporation
• Gibraltar Industries, Inc.	• Ply Gem Holdings, Inc.	• Worthington Industries, Inc.

Based on (1) the consultant’s Fiscal 2015 report, (2) discussions with and recommendations by Mr. Chambers in Fiscal 2015 and (3) our pay-for-performance policies, the Compensation Committee determined to continue the long-term incentive program for Fiscal 2016 in substantially the same form as Fiscal 2015 and to remove ROA as a performance criterion under the annual bonus program because, among other reasons, it is used only in a minority of annual bonus plans maintained by peer group companies. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation — Long-Term Incentive Awards Granted in Fiscal 2016 to NEOs” and “Compensation Discussion & Analysis — Annual Bonus — Fiscal 2016.” The Company expects to continue its Fiscal 2016 compensation practice and policies in Fiscal 2017.

Elements of Executive Compensation

The principal elements of compensation provided to our Named Executive Officers consist of a base salary supplemented with the opportunity to earn a bonus under NCI’s annual cash bonus program (the “Bonus Program”) and long-term incentive compensation in the form of restricted stock units and performance share units under NCI’s 2003 Long-Term Stock Incentive Plan (as amended, the “Incentive Plan”). In the past, NCI has granted certain NEOs stock options and restricted stock, but has ceased the practice since the last grant of stock options in Fiscal 2012 and the last grant of restricted stock in Fiscal 2015.

We also maintain retirement plans for certain of our employees, including a deferred compensation plan (a “Deferred Compensation Plan” or “DCP”) under which our Named Executive Officers can elect to defer a portion of their base salary and bonus. In addition, we provide limited perquisites that enhance our ability to be competitive in attracting and retaining talented executive officers and allow executive officers more time to focus on business objectives.

Base Salary

The Compensation Committee annually reviews base salaries and makes adjustments in light of competitive data regarding compensation from other companies as well as a Named Executive Officer’s responsibilities, experience and performance levels relative to other executives and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive. Because the rate of any increase in base salary levels helps to provide incentives for continuous improvement in individual performance, we view individual factors as more significant than overall company performance in a particular year when determining base salary levels. Base salary also provides the foundation for calculating other benefits such as annual cash bonus and discretionary and restoration matching under the Deferred Compensation Plan and 401(k) plan so the executive’s individual performance has a significant impact on both salary and the benefits derived from salary. With the exception of Mr. Chambers, our Chief Executive Officer, whose base salary did not change since Fiscal 2015, the Compensation Committee approved increases to our NEOs’ base salaries in Fiscal 2016.

Annual Bonus

Short-term annual cash incentive compensation is provided through our Bonus Program, under which annual cash bonuses may be paid to executives to reward their contributions to our business during the year. In Fiscal 2014, our stockholders approved our Senior Executive Bonus Plan, which continues to remain in effect. The Senior Executive Bonus Plan provides that the maximum aggregate bonus payable to any NEO cannot exceed 3% of the Company’s Adjusted EBITDA for the applicable performance period. Shareholder approval of the plan maximum is intended to cause the Senior Executive Bonus Plan to meet requirements of Section 162(m) of the Internal Revenue Code which, if not met, might result in a loss of tax deductibility of annual bonus amounts. Structuring the plan maximum in this way also permits us to establish performance goals that might not otherwise comply with Section 162(m), and, accordingly, this plan maximum can be, and is routinely expected to be, reduced by our Compensation Committee so that the amount of the annual bonus paid to each NEO under the Senior Executive Bonus Plan is consistent with the performance objectives that we establish for any particular fiscal year under our Bonus Program. Thus, our Bonus Program for our Named Executive Officers, as it is currently in effect and as it may be modified by the Compensation Committee from time to time, is intended to fit within the framework of negative discretion under the Senior Executive Bonus Plan and thereby to provide our Compensation Committee with the maximum flexibility in designing our Bonus Program while at the same time preserving the full deductibility of bonuses paid under the Bonus Program.

In Fiscal 2016, the Compensation Committee modified the Company’s Fiscal 2015 Bonus Program to remove the ROA performance criterion. Thus, for Fiscal 2016, Adjusted EBITDA was the sole performance criteria on which annual bonuses were based. Our Compensation Committee made this change because it believes that Adjusted EBITDA is the most important driver of value and that having solely an Adjusted EBITDA performance criterion creates a stronger link between individual contribution and Company performance. In addition, the Compensation Committee noted that use of ROA is a minority practice among the Company’s peer group for use in annual bonus plans. Thus, removal of the ROA performance criterion is more likely to result in annual bonuses (as well as total compensation levels) being at median levels compared against the peer group.

In Fiscal 2016, each NEO was assigned a target annual bonus equal to a percentage of his or her base salary, as set forth in the table below. As under the prior Bonus Program, Mr. Chambers’ target annual bonus is equal to 100% of his base salary, and, for the other Named Executive Officers, the target annual bonus is equal to 75% of base salary with the exception of Mr. Riley, whose target bonus is equal to 80% of his base salary.

Named Executive Officer	Fiscal 2016 Base Salary	Target Fiscal 2016 Bonus
Norman C. Chambers	$825,000	$825,000
Donald R. Riley	$525,000	$420,000
Mark E. Johnson	$436,000	$327,000
Todd R. Moore	$359,000	$269,250
John L. Kuzdal	$400,000	$300,000

Under the Fiscal 2016 Bonus Program, in order for any bonuses to be paid, Adjusted EBITDA must equal or exceed 75% of the performance goal set by our Compensation Committee. For performance above this 75% threshold, payments under the Bonus Program are made as follows:

•	If Adjusted EBITDA equals 75% of the performance goal, 35% of the target annual bonus will be paid to each NEO.

•	If Adjusted EBITDA equals 100% of the performance goal, 100% of the target annual bonus will be paid to each NEO.

•
If Adjusted EBITDA equals 125% of the performance goal, 200% of the target annual bonus will be paid to each NEO (which 200% amount is also the maximum bonus level that may be paid under the Bonus Program).

Adjusted EBITDA performance between these three levels is determined by linear interpolation. Total annual bonuses for all employees, including non-management employees, may not exceed 15% of NCI’s adjusted pre-tax profit for Fiscal 2016, calculated in accordance with the Bonus Program, before accrual for bonuses and before share-based compensation expense under the Incentive Plan, and may also not exceed the maximum amounts payable under the Senior Executive Bonus Plan.

For Fiscal 2016, NCI achieved Adjusted EBITDA of $166.1 million against target Adjusted EBITDA of $153 million. This achievement level corresponded to a bonus payout at 134.4% of target bonus levels, which, for those Named Executive Officers whose target bonus was equal to 75% of base salary, amounts to 100.8% of base salary. The Compensation Committee did not exercise any discretion to increase or decrease these payout levels, resulting in the bonuses shown in the following table:

Named Executive Officer	Fiscal 2016 Bonus Earned	Total Bonus as a Percentage of Salary
Norman C. Chambers	$1,108,626	134.4%
Donald R. Riley	$550,534	104.9%
Mark E. Johnson	$439,419	100.8%
Todd R. Moore	$361,815	100.8%
John L. Kuzdal	$403,137	100.8%

We expect the Fiscal 2017 Bonus Program to be substantially similar to the Fiscal 2016 Bonus Program, including being based solely on Adjusted EBITDA.

Long-Term Incentive Compensation

Generally

Our long-term incentive compensation is provided under the Incentive Plan, a stockholder-approved equity-based compensation plan that allows NCI to grant a variety of awards, including stock options, restricted stock, restricted stock units, stock appreciation rights, performance share awards, phantom stock awards and performance-based and other cash awards. Long-term incentive grants have typically been made in December of each year.

We believe that equity awards to our Named Executive Officers must be sufficient in size to provide a strong, long-term performance and retention incentive for executives and to increase their vested interest in NCI. The value of the equity awards granted to Named Executive Officers is based on individual performance assessments of each of the Named Executive Officers as well as other members of executive management.

Long-Term Incentive Awards Granted in Fiscal 2016 to NEOs

In December 2015, our Compensation Committee made its annual grant of long-term incentives to our NEOs, referred to below as the “FY 2016 Awards.” Of the total value granted to an NEO, 40% of the value of the award consisted of restricted stock units and 60% of the value of the award consisted of performance share units. The restricted stock units are time-vesting based on continued employment, with one-third of the award vesting on the first December 15th (or the first business day thereafter) following the end of the Company’s 2017, 2018 and 2019 fiscal years. The performance share units will vest based on the achievement of performance goals on December 15, 2018 (or the first business day thereafter) based on satisfaction of performance goals through the end of the Company’s 2018 fiscal year and subject to continued employment.

The number of shares that may be received on vesting of the performance share units will depend upon the satisfaction of the performance goals, up to a maximum number of shares equal to 200% of the target number of performance share units.

The performance goals for FY 2016 Awards consist of cumulative free cash flow (weighted 40%), cumulative earnings per share (weighted 40%) and total shareholder return (weighted 20%), in each case during the performance period. Pro rata vesting of the FY 2016 Awards based on actual performance would occur if the NEO’s employment terminates during the performance period without cause or with good reason, or by reason of the NEO’s death or permanent disability, and vesting at maximum levels would occur upon a change in control of the Company.

The number of FY 2016 Awards granted to each NEO is set forth in the following table:

Named Executive Officer	Number of Restricted Stock Units Granted	Number of Performance Share Units Granted
Norman C. Chambers	89,166	133,748
Donald R. Riley	24,967	64,200
Mark E. Johnson	33,883	50,825
Todd R. Moore	16,942	25,413
John L. Kuzdal	19,617	49,488

For Messrs. Johnson and Moore, the number of FY 2016 Awards in the table reflects, in addition to intended customary grant levels, a one-time grant of additional FY 2016 Awards. This one-time grant consisted of 3,567 restricted stock units and 5,350 performance share units for each of the individuals. These additional awards were granted to these individuals in order to recognize their outstanding service to NCI in Fiscal 2015 and to provide additional incentives for superior performance in future fiscal years, but were not intended to result in a permanent increase in the long-term incentive compensation of these individuals. Although Messrs. Riley and Kuzdal did not receive an additional grant of FY 2016 Awards, in Fiscal 2016 Messrs. Riley and Kuzdal were granted an additional 26,750 and 20,063 performance share units, respectively, with different terms than the FY 2016 Awards, which, depending on the achievement of operational goals and milestones established by the Compensation Committee for Fiscal 2016, could vest at 0% to 150% of target. As a result of above target achievement of operational goals and milestones for Mr. Riley and below target achievement of operational goals and milestones for Mr. Kuzdal, 33,705 of Mr. Riley’s additional performance share units (i.e., 126% of target) and 18,919 of Mr. Kuzdal’s additional performance share units (i.e., 94.3% of target) vested on December 15, 2016.

Long-Term Incentive Awards Granted in Fiscal 2017 to NEOs

In December 2016, our Compensation Committee made its annual grant of long-term incentives to our NEOs, referred to below as the “FY 2017 Awards.” With the exception of their treatment upon a change in control (see “Executive Compensation — Potential Payments upon Termination or Change in Control — Double Trigger Vesting Upon a Change in Control”), the terms of the FY 2017 Awards are substantially consistent with the FY 2016 Awards described above and consist of restricted stock units and performance share units. Of the total value granted to an NEO, 40% of the value of the award consisted of restricted stock units and 60% of the value of the award consisted of performance share units.

The number of FY 2017 Awards granted to each NEO is set forth in the following table:

Named Executive Officer	Number of Restricted Stock Units Granted	Number of Performance Share Units Granted
Norman C. Chambers	65,150	97,724
Donald R. Riley	20,848	31,273
Mark E. Johnson	26,060	39,091
Todd R. Moore	12,379	18,568
John L. Kuzdal	14,333	21,500

In addition, in December 2016, the Compensation Committee granted a number of one-time awards to the following NEOs in the following amounts, which are reflected in the aggregate figures in the table above: (1) Donald Riley (3,909 restricted stock units; 5,864 performance share units), (2) Mark Johnson (3,909 restricted stock units; 5,864 performance share units), (3) Todd Moore (2,606 restricted stock units; 3,909 performance share units) and (4) John Kuzdal (2,606 restricted stock units; 3,909 performance share units).

Retirement Benefits

The Named Executive Officers are eligible to participate in our tax-qualified 401(k) plan. In addition, we believe that benefit programs that address the unique circumstances of executives in light of limitations imposed on benefits payable from qualified welfare, profit-sharing and retirement plans are critical in attracting and retaining quality executives. Therefore, we have adopted a Deferred Compensation Plan that allows our Named Executive Officers and other key employees to defer a portion of their annual salary and annual cash bonus, and allows our non-employee directors to defer a portion of their annual and meeting attendance fees, subject to certain specified maximum deferral amounts. The DCP also provides discretionary matching contributions in certain circumstances. For Fiscal 2016 and similar to previous years, we determined to make discretionary matching contributions only if the Company achieved ROA of 25%. If the target ROA was achieved, we would match the amount of an executive officer’s salary and bonus that he or she has voluntarily deferred under the DCP, up to a maximum of 12.5% of his or her salary and bonus. Because our ROA was less than 25%, no discretionary matching contribution was made for Fiscal 2016. For Fiscal 2017, discretionary matching contributions will be made only if the Company achieves ROA of 25%. Amounts deferred under the DCP are deemed invested in one or more phantom investment funds and additional amounts are credited to participants’ accounts based on the hypothetical earnings of such investments. In November 2009, the Compensation Committee approved the addition of NCI Common Stock as an investment option for certain of our executive officers, and, effective as of January 2016, the Company amended the DCP to require that amounts deferred into the NCI Common Stock fund remain invested in the NCI Common Stock fund until distribution. See “Executive Compensation — Nonqualified Deferred Compensation” for additional details regarding the terms of the DCP.

Other Compensation

Termination and Change in Control Agreements

Certain compensation arrangements of NCI include provisions providing special payments or benefits upon specified termination events or upon the occurrence of a change in control of NCI. However, these arrangements do not include “gross-ups” for golden parachute excise taxes or other taxes. We believe that these termination and change in control benefits provide our Named Executive Officers an incentive to act in the stockholders’ best interests during a takeover despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities. We also believe that, in some cases, our termination and change in control benefits are necessary to attract and retain certain executives. For a description of the terms of the employment agreements, consulting agreement and equity awards, see “Executive Compensation — Potential Payments upon Termination or Change in Control.”

Pursuant to his employment agreement entered into on September 1, 2015, if Mr. Chambers’ employment is terminated prior to the Retirement Date (as defined below in “Executive Compensation — Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements”) by the Company without “cause” or by Mr. Chambers with “good reason” (referred to below as a “qualifying termination”), he would be paid severance pay equal to one year of his then-current base salary or payment of his then-current base salary through the Retirement Date, whichever is greater, plus a pro rata bonus and 18 months of benefit continuation. Pursuant to a June 2016 amendment to Mr. Chambers’ employment agreement, in the event that Mr. Chambers’ employment is terminated in a qualifying termination in connection with a change in control of the Company, the severance payment would equal (1) two times Mr. Chambers’ then-current base salary, (2) two times Mr. Chambers’ target annual bonus for the fiscal year in which the termination occurs, (3) a pro-rated annual bonus payment based on actual performance in the year of termination and (4) 18 months of benefit continuation. If Mr. Chambers is continuously employed until the Retirement Date, the employment agreement does not provide for the payment of any severance to Mr. Chambers by reason of any termination on or following the Retirement Date, and the employment agreement does not provide for the payment of any severance in connection with any of the resignations that may occur prior to the Retirement Date in connection with the transition of Mr. Chambers’ roles to a successor. For purposes of the employment agreement, “good reason” would include (among other elements) Mr. Chambers’ termination due to the Company’s stockholders failing to re-elect Mr. Chambers to the Board at the upcoming 2017 annual meeting.

During Fiscal 2016, in connection with our periodic and ongoing corporate governance review of our compensation and benefit programs, our Compensation Committee approved the Company’s entry into employment agreements with each of our NEOs other than Mr. Chambers. The new employment agreements amended and restated and/or superseded the NEOs’ then current employment agreements and offer letters. The new employment agreements provide for severance payments and termination benefits upon a future termination of an NEO’s employment in a qualifying termination, both prior to and following a change in control of the Company. Where a qualifying termination occurs other than in connection with a change in control of the Company, the employment agreements provide for (1) payment of one times the executive’s then-current base salary, payable in equal installments on regular payroll dates over the course of the one year period immediately following the date of termination, (2) a pro-rated annual bonus based on actual performance in the year of termination and (3) twelve months of continued COBRA coverage. Where a qualifying termination occurs in connection with a change in control of the Company, the employment agreements provide for (1) the same cash severance payment as is payable upon a qualifying termination prior to a change in control (except that, to the maximum extent practicable, such payment is to be made in a lump-sum), (2) an additional lump-sum cash severance payment in an amount equal to the sum of (x) one times the executive’s then-current base salary and (y) two times the executive’s target annual bonus for the fiscal year in which the termination occurs, (3) a pro-rated annual bonus payment based on actual performance in the year of termination and (4) an additional six months of continued COBRA coverage. See “Executive Compensation — Potential Payments upon Termination or Change in Control.”

In addition to these agreements, outstanding shares of restricted stock, restricted stock units, options and performance share units granted to the Named Executive Officers vest upon the occurrence of a change in control or in connection with certain termination events.

Perquisites and Personal Benefits

We offer only de minimis perquisites or personal benefits.

Gross-Ups

With the exception of limited, one-time tax indemnification in connection with the incurrence of relocation expenses under our relocation policy, NCI does not provide for any tax assistance or “gross-ups” for any of its executives.

CEO Compensation

The Compensation Committee is directly responsible for determining the salary level of the CEO and all awards and grants to the CEO under the Bonus Program, Incentive Plan and the DCP. We believe that NCI in recent years has experienced challenges caused by adverse weather conditions, depressed economic conditions, increased competition and extreme volatility in the price of steel. Accordingly, the overall compensation package for the CEO is designed to motivate and reward the CEO for driving NCI to strengthen its competitive position in the nonresidential construction market, and a significant portion of the CEO’s compensation is incentive-based, providing greater compensation as direct and indirect measures of stockholder value increase. In Fiscal 2016, 82% of our CEO’s compensation was “at-risk,” meaning it was comprised of long- and short-term incentive equity awards and our Bonus Program, none of which are guaranteed to be paid. The CEO’s overall compensation package has also been set at a level that we believe provides appropriate differentiation between CEO compensation and the compensation of other executive officers hired from time to time. Information on Mr. Chambers’ compensation for Fiscal 2016 is set forth in the compensation tables following this CD&A. On September 1, 2015 we entered into an employment agreement with Mr. Chambers, whose previous employment agreement expired on April 30, 2014 following his attainment of age 65 and who has been employed on an at-will basis since that time. In light of Mr. Chambers’ importance to our business and our desire to continue motivating him with respect to our future performance, the new employment agreement was entered into to secure Mr. Chamber’s services through the Retirement Date on March 31, 2018. On June 15, 2016, in connection with the new employment agreements entered into with our other NEOs, we entered into an amendment to Mr. Chamber’s employment agreement that conformed the severance provisions in his employment agreement to the severance provisions of the other NEOs under their new employment agreements. In addition, as noted above, because Mr. Chambers attained age 65 in Fiscal 2013, his then outstanding restricted stock awards vested at that time in accordance with their terms.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer and three other most highly compensated executive officers (other than the principal financial officer) employed as of the end of the year. This limitation does not apply to compensation that is paid only if the executive’s performance meets pre-established objective goals based on performance criteria approved by our stockholders. We have taken action, where possible and considered appropriate, which we believe should preserve the deductibility of compensation paid to NCI’s CEO and three other highest paid executives other than the CFO. In Fiscal 2014, our stockholders overwhelmingly approved the Senior Executive Bonus Plan effective for Fiscal 2014 and subsequent fiscal years, which is intended to continue to allow us to deduct annual bonus amounts. We have also awarded compensation that might not be fully tax deductible if we determined that such compensation is nonetheless in the best interests of NCI and its stockholders. While NCI seeks to take advantage of favorable tax treatment for executive compensation where appropriate, we believe that the primary drivers for determining the amount and form of executive compensation must be the retention and motivation of superior executive talent.

We will continue to review NCI’s executive compensation practices and will seek to preserve tax deductions for executive compensation to the extent consistent with our objective of providing compensation arrangements necessary and appropriate to foster achievement of NCI’s business goals.

Stock Ownership Guidelines

On November 30, 2016, our Board approved the NCI Building Systems, Inc. Executive Stock Ownership Guidelines, pursuant to which certain of our executives, including our NEOs, and non-employee directors will be required to acquire and hold a certain level of our common stock based on a multiple of salary or cash retainer, as applicable. The stock ownership guidelines developed with the assistance of FW Cook and were adopted to further align the interests of our senior management team with those of our stockholders.

Under the stock ownership guidelines, each of our NEOs will be required to acquire and hold a number of shares of our common stock having a value equal to a multiple of his or her annual salary as set forth in the table below. The number of shares required to be held by each NEO will be calculated based on his or her annual salary as of the Annual Meeting of the Stockholders, which in 2017 will be February 23, and the average of our month-end closing stock prices throughout the previous fiscal year.

Named Executive Officer	Multiple of Salary
Norman C. Chambers	5x
Donald R. Riley	2x
Mark E. Johnson	2x
Todd R. Moore	1x
John L. Kuzdal	1x

Non-employee directors are required to acquire and hold a number of shares of our common stock having a value equal to three times (3x) their annual retainer fee, as set forth in the table found in the “Executive Compensation — Compensation of Directors” section below.

Under the stock ownership guidelines, the required holdings do not have to be met within a specified period of time. However, until the required number of shares is attained, upon (i) the exercise of stock options, (ii) the settlement of performance shares and

(iii) the vesting of restricted shares, our NEOs must retain the number of shares received upon the occurrence of these events having a value equal to 50% of the after-tax profit realized upon the occurrence of these events. Once the required number of shares is attained, compensation increases and changes in stock price will no longer have an effect on holding requirements and retention guidelines. As long as the executive continues to hold the required number of shares, he or she will be in compliance with the stock ownership guidelines. Finally, under the stock ownership guidelines, any sale of shares by covered executives and directors, including our NEOs, must be reviewed by our legal department to ensure continued compliance with the guidelines.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During Fiscal 2016, no member of the Compensation Committee served as an executive officer of the Company, and, except as described in “Transactions with Related Persons” below, no such person had any relationship with the Company requiring disclosure herein. During Fiscal 2016, there were no Compensation Committee interlocks with other companies.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

KATHLEEN J. AFFELDT (Chair)
GEORGE L. BALL
MATTHEW J. ESPE
JOHN J. HOLLAND
NATHAN K. SLEEPER

EXECUTIVE COMPENSATION

Fiscal Year 2016 Summary Compensation Table

The following table shows information regarding the total compensation paid to the Named Executive Officers for each of our last three completed fiscal years. The compensation reflected for each individual was for their services provided in all capacities to us.

Name & Principal Position	Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	All Other Compensation ($)(e)	Total ($)
Norman C. Chambers Chairman of the Board and Chief Executive Officer	2016	825,000	—	2,893,601	1,108,626	41,798	4,869,025
	2015	825,000	—	3,162,584	500,775	32,911	4,521,270
	2014	781,731	60,000	—	165,000	23,184	1,029,915
Donald R. Riley President(f)	2016	517,385	—	1,151,553	550,534	79,804	2,299,276
	2015	433,846	482,272	963,811	218,520	55,512	2,153,961
Mark E. Johnson Executive Vice President, Chief Financial Officer and Treasurer	2016	434,139	—	1,099,578	439,419	21,593	1,994,729
	2015	425,000	—	737,294	193,481	18,181	1,373,956
	2014	387,500	40,000	—	63,750	11,037	502,287
Todd R. Moore Executive Vice President, General Counsel and Corporate Secretary	2016	357,477	—	549,803	361,815	3,158	1,272,253
	2015	350,000	—	325,281	159,338	258	834,877
	2014	326,923	30,000	—	52,500	239	409,662
John L. Kuzdal President of Group Manufacturing Segment(f)	2016	393,231	—	892,608	403,137	20,946	1,709,922

(a)
The amounts reported in the “Salary” column are calculated by taking into account the NEOs’ increases in base salary in Fiscal 2016, Fiscal 2015 and Fiscal 2014. See “Compensation Discussion & Analysis — Base Salary” above.

(b)
The amounts reported in the “Bonus” column for Messrs. Chambers, Johnson and Moore reflect one-time discretionary bonuses for what the Compensation Committee viewed as exceptional effort in connection with the Company’s transactional activity during Fiscal 2014. The amount reported for Mr. Riley reflects an employment signing bonus during Fiscal 2015.

(c)
The amounts reported in the “Stock Awards” column reflects the aggregate grant date fair value of the awards granted under our Incentive Plan in the relevant fiscal years, computed in accordance with FASB ASC Topic 718. See Note 7 of the consolidated financial statements in NCI’s Annual Report on Form 10-K for the fiscal year ended October 30, 2016 for additional detail regarding assumptions underlying the valuation of equity awards. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation.”

(d)	The amounts in this column reflect the amounts earned for the relevant fiscal years under the Company’s Bonus Program. See “Compensation Discussion & Analysis — Annual Bonus.”

(e)
The “All Other Compensation” column includes NCI 401(k) matching contributions and DCP contributions with respect to the named executive officers described below, the taxable value of a life insurance benefit, a transportation allowance for Messrs. Chambers, Johnson, Moore and Kuzdal and temporary housing and relocation expenses for Mr. Riley.

In Fiscal 2016, NCI 401(k) matching contributions were made with respect to each of our Named Executive Officers, and DCP matching contributions were made with respect to Messrs. Chambers and Johnson.
The DCP matching contribution made in Fiscal 2016 of $31,823 and $10,604 were paid with respect to Mr. Chambers and Mr. Johnson, respectively. Temporary housing and relocation expenses of $72,545 were paid with respect to Mr. Riley.

(f)	Mr. Riley was not a Named Executive Officer in Fiscal 2014 and Mr. Kuzdal was not a Named Executive Officer in Fiscal 2015 or Fiscal 2014.

Fiscal Year 2016 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards to each of the Named Executive Officers under the Bonus Program and the Incentive Plan during Fiscal 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(d)
Name	Grant Date	Award Type	Threshold ($)(b)	Target ($)	Maximum ($)	Threshold (#)(b)	Target (#)	Maximum (#)
Mr. Chambers	12/12/2015	Bonus Program	—	825,000	1,650,000	—	—	—	—	—
	12/15/2015	RSA and PSU	—	—	—	—	133,748	267,496	89,166	2,893,601
Mr. Riley	12/12/2015	Bonus Program	—	420,000	840,000	—	—	—	—	—
	12/15/2015	One-Time PSU(c)	—	—	—	—	26,750	40,125	—	341,330
	12/15/2015	RSA and PSU	—	—	—	—	37,450	74,900	24,967	810,223
Mr. Johnson	12/12/2015	Bonus Program	—	327,000	654,000	—	—	—	—	—
	12/15/2015	RSA and PSU	—	—	—	—	50,825	101,650	33,883	1,099,578
Mr. Moore	12/12/2015	Bonus Program	—	269,250	538,500	—	—	—	—	—
	12/15/2015	RSA and PSU	—	—	—	—	25,413	50,826	16,942	549,803
Mr. Kuzdal	12/12/2015	Bonus Program	—	300,000	600,000	—	—	—	—	—
	12/15/2015	One-Time PSU(c)	—	—	—	—	20,063	30,095	—	256,004
	12/15/2015	RSA and PSU	—	—	—	—	29,425	58,850	19,617	636,604

(a)	Represents target and maximum amounts potentially payable under NCI’s Bonus Program for Fiscal 2016. See “Compensation Discussion & Analysis — Annual Bonus — Fiscal 2016.”

(b)
Payouts under the Fiscal 2016 Bonus Program were determined based on Adjusted EBITDA, and no payment would have been made if Adjusted EBITDA did not exceed $114,750,000 in Fiscal 2016. See “Compensation Discussion & Analysis — Annual Bonus.” In contrast, performance under the FY 2016 Awards is based on three measures, free cash flow, Adjusted EBITDA and total shareholder return, and, while each performance metric includes an individual threshold, vesting could occur under any of the three metrics. As a result, a cumulative threshold for the FY 2016 Awards is not calculable.

(c)
On December 15, 2015, Messrs. Riley and Kuzdal were awarded one-time grants of performance share units which vest based on the achievement of individual goals. Similar to the FY 2016 Awards, while each performance metric includes an individual threshold, vesting could occur under any several metrics. As a result, a cumulative threshold for these performance share units is not calculable.

(d)
Except for FY 2016 Awards based on total shareholder return that have a fair value of $14.60 per share, the grant date fair value of plan-based awards granted to each of our NEOs is based on a price per share of $12.76, which was our closing stock price on December 15, 2016, and the assumption that the FY 2016 Awards will vest at target levels.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

On September 1, 2015, we entered into an employment agreement with Mr. Chambers, whose previous employment agreement expired on April 30, 2014 following his attainment of age 65 and who has been employed on an at-will basis since that time. In light of Mr. Chambers’ importance to our business, the new employment agreement was entered into to secure Mr. Chambers’ services through the Retirement Date (defined below).

Under Mr. Chambers’ employment agreement, the Company and Mr. Chambers have agreed that Mr. Chambers will continue in his current roles until March 31, 2018 (the “Retirement Date”), at which time he will retire from all positions with the Company, unless otherwise mutually agreed. In addition, if the Board identifies and appoints a successor to the CEO position before the Retirement Date (the date of that appointment being referred to below as the “Transition Date”), Mr. Chambers will resign from the CEO position, in which event Mr. Chambers will remain Executive Chairman of the Board through the Retirement Date. Similarly, in order to permit a succession to occur in stages, Mr. Chambers has agreed to resign from the President role, but not the CEO role, in connection with the appointment by the Board of Mr. Riley as President, which occurred on January 1, 2016.

For the period from September 1, 2015 through the 90th day following the Transition Date (but not beyond the Retirement Date), Mr. Chambers will continue to receive compensation and employee benefits at his current levels, including a base salary of not less than $825,000 and a target annual bonus of not less than 100% of his base salary. After this 90th day and continuing through the Retirement Date, Mr. Chambers will receive compensation for his service as Executive Chairman at levels to be agreed based on his expected time commitment and competitive practice, but at a level that is not less than 50% of his current levels.

Prior to the Retirement Date, Mr. Chambers will continue to be eligible to receive awards of equity compensation in amounts determined by the Board. These equity awards will have vesting provisions relating to termination of employment and change in control of the Company that are consistent with the restricted stock and performance share awards made to Mr. Chambers in December 2014, and which are described in the Company’s Fiscal 2015 proxy and in a Current Report on Form 8-K filed by the Company on December 17, 2014.

On June 15, 2016, we entered into an amendment to Mr. Chambers’ employment agreement providing for enhanced severance benefits upon certain terminations in connection with a change in control of the Company. See “Compensation Discussion & Analysis — Other Compensation — Termination and Change in Control Agreements.” The amendment was intended to conform Mr. Chambers’ severance payments and the definition of “change in control” to the employment agreements entered into with our other executives, as described in the following paragraph.

On June 1, 2016, our Compensation Committee approved the Company’s entry into new employment agreements with our named executive officers who were actively employed, other than Mr. Chambers. The new employment agreements amended and restated and/or superseded the NEOs’ then-current employment agreements and offer letters with the Company. The term of the employment agreements runs for a period of two years, subject to automatic one-year extensions thereafter, unless either party gives notice of non-renewal. The employment agreements specify the covered executives’ position(s) and general duties with the Company during their term of employment. In addition, the employment agreements provide the covered executives with an annual base salary and a right to participate while employed in the Company’s senior executive bonus plan(s) and employee benefit plans. The employment agreements also include customary restrictive covenants during the covered executives’ term of employment and for a period of one year thereafter. The employment agreements also provide for severance payments and termination benefits upon a termination of an NEO’s employment by the Company without “cause” or by the NEO for “good reason,” both prior to and following a change in control of the Company. For a description of the severance benefits to which NEOs are entitled under the new employment agreements, see “Compensation Discussion & Analysis — Other Compensation — Termination and Change in Control Agreements.”

Fiscal 2016 Bonus Program

Our short-term incentive compensation program for our Named Executive Officers for Fiscal 2016 was dependent upon our attainment of a specified level of Adjusted EBITDA. The amount payable to a recipient of a Fiscal 2016 award under the Bonus Program is determined based on the Adjusted EBITDA level actually attained by us for Fiscal 2016 and is equal to a specified percentage of the recipient’s base salary. For Fiscal 2016, our Compensation Committee did not exercise any discretion to increase or reduce bonuses otherwise payable by reason of the applicable performance criteria. See “Compensation Discussion & Analysis — Annual Bonus” for additional information.

Fiscal 2016 and Fiscal 2017 Long-Term Incentive Awards

In December 2015 and December 2016, our Compensation Committee granted restricted stock units and performance shares units to our NEOs. See “Compensation Discussion & Analysis — Long-Term Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised stock options and unvested restricted stock, restricted stock units and performance share unit awards held by each of our Named Executive Officers as of October 30, 2016. The number of shares and exercise prices included in this table have been adjusted where applicable to reflect the 1:5 reverse stock split that occurred on March 5, 2010.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(a)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Award Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(e)
Mr. Chambers	109,495	—	8.85	12/11/19	12/15/14	52,458	755,395	78,686	1,133,078
	33,334	—	12.00	12/14/20	02/24/15	26,085	375,624	—	—
	—	—	—	—	12/15/15	89,166	1,283,990	133,748	1,925,971
Mr. Riley	—	—	—	—	12/08/14	16,539	238,162	—	—
	—	—	—	—	12/15/14	13,639	196,402	20,458	294,595
	—	—	—	—	12/15/15	24,967	359,525	64,200	924,480
Mr. Johnson	—	—	—	—	12/15/14	17,836	256,838	26,753	385,243
	—	—	—	—	12/15/15	33,883	487,915	50,825	731,880
Mr. Moore	—	—	—	—	12/15/14	7,869	113,314	11,803	169,963
	—	—	—	—	12/15/15	16,942	243,965	25,413	365,947
Mr. Kuzdal	106,599	—	8.85	12/11/19	12/15/14	9,443	135,979	14,163	203,947
	29,167	—	12.00	12/14/20	12/15/15	19,617	282,485	49,488	712,627
	34,382	—	10.18	12/15/21	—	—	—	—	—

(a)
All exercisable stock options previously granted (i) have an exercise price not less than the closing price of NCI’s Common Stock on the day before the grant date (adjusted to reflect the reverse stock split that occurred on March 5, 2010 for stock options granted prior to that date), (ii) became exercisable with respect to 25% of the total option shares each year, starting on the first anniversary of the grant date (stock options granted prior to October 20, 2009 became fully vested in connection with the consummation of the Equity Investment on that date), and (iii) were granted for a term of 10 years. Additional terms governing the stock option awards are described in the narrative above entitled “Executive Compensation — Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Restricted Stock and Restricted Stock Unit Awards and Stock Options.”

(b)
Reflects (1) the restricted stock portion of the FY 2016 Awards and the FY 2015 Awards granted to the Named Executive Officers on December 15, 2015 and December 15, 2014, respectively, and (2) the awards of restricted stock granted to Mr. Riley and the award of restricted stock units granted to Mr. Chambers. For a description of the vesting of these awards, see “Compensation Discussion & Analysis — Long-Term Incentive Compensation” in our Fiscal 2015 proxy and “Executive Compensation — Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Restricted Stock and Restricted Stock Unit Awards and Stock Options.”

(c)	This column represents the closing price of our Common Stock on October 28, 2016, the last business day of Fiscal 2016, which is $14.40, multiplied by the number of shares of restricted stock.

(d)	This column represents the performance share unit awards granted to the Named Executive Officers on December 15, 2015, determined assuming the target level of performance is achieved.

(e)
This column represents the closing price of our Common Stock on October 28, 2016, the last business day of Fiscal 2016, which is $14.40, multiplied by the number of shares underlying the performance share units, determined assuming the target level of performance is achieved.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of options and vesting of restricted stock and restricted stock units of each of our Named Executive Officers during Fiscal 2016. A number of options were exercised by Mr. Chambers in June of Fiscal 2016, by Mr. Johnson in March and July of Fiscal 2016 and by Mr. Moore in March, June and July of 2016:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
Mr. Chambers	499,642	3,563,018	19,698	283,651
Mr. Riley	—	—	5,512	67,412
Mr. Johnson	345,254	2,549,127	7,368	90,037
Mr. Moore	90,038	602,645	3,868	47,267
Mr. Kuzdal	—	—	—	—

(a)
With the exception of Mr. Chambers, this column represents the closing price of our common stock on December 14, 2015 (which is the day before the vesting date of the applicable restricted stock) multiplied by the number of shares of restricted stock held by each NEO. Because Mr. Chambers’ restricted stock units vest on a daily basis, for purposes of administrative ease, the figure in this column for Mr. Chambers represents the closing price of our common stock as of the last day of Fiscal 2016 multiplied by 19,698 restricted stock units (which is the portion of Mr. Chambers’ restricted stock units granted to him pursuant to his employment agreement that vested during Fiscal 2016). The restricted stock units will be settled in shares of common stock upon the first to occur of (i) Mr. Chambers’ termination of employment, (ii) a change in control or (iii) February 23, 2018.

Pension Benefits

We do not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our Named Executive Officers.

Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified deferred compensation benefits of each of our Named Executive Officers under the DCP for Fiscal 2016:

Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(b)
Mr. Chambers	109,593	31,823	511,119	—	2,012,986
Mr. Riley	25,385	—	801	—	26,186
Mr. Johnson	44,089	10,604	3,441	21,439	126,229
Mr. Moore	—	—	—	—	—
Mr. Kuzdal	—	—	2,448	—	84,375

(a)	Contributions made by the Named Executive Officers during Fiscal 2016 are included in each such executive’s salary and bonus amounts, as applicable, as reported in the “Summary Compensation Table.”

(b)
Of the totals in the “Aggregate Balance at Last FYE” column, the following amounts were reported as compensation in the “Summary Compensation Table” of our proxy statements in Fiscal 2015 and previous years pursuant to the SEC’s current disclosure rules: Mr. Chambers, $1,360,451; Mr. Riley, $0; Mr. Johnson, $89,533; and Mr. Kuzdal, $81,927. Mr. Moore does not participate in the DCP.

Eligible participants in the DCP include certain employees and non-employee directors of NCI who are selected by the Compensation Committee to participate. The DCP is a nonqualified retirement plan created to provide specified benefits to our highly compensated employees and directors. The DCP allows employees, including the Named Executive Officers, to defer up to 80% of their annual salaries and up to 90% of their annual cash bonuses, and allows NCI’s non-employee directors to defer up to 100% of their annual fees and meeting attendance fees, until a specified date in the future, including at or after retirement. Elections to defer under the DCP must be made prior to the end of the year preceding the year the compensation will be earned. Elections to defer incentive payments based on services to be performed over at least a twelve-month period must be made no later than six months prior to the end of the designated performance period. Mr. Riley was not eligible to participate in the DCP in Fiscal 2015, and Mr. Moore chose not to participate.

On March 6, 2009, NCI indefinitely suspended matching contributions under the DCP on contributions in excess of the applicable Internal Revenue Code limits on 401(k) plan contributions (“Restoration Match”), and no Restoration Match was made during Fiscal 2010 or in Fiscal 2011. We re-instituted the Restoration Match effective as of July 1, 2011, and a Restoration Match was made during Fiscal 2014. The DCP also allows discretionary matching contributions to provide a supplemental retirement benefit to executives. Mr. Chambers is not eligible to receive discretionary matching contributions under the DCP until the value of the discretionary matching contributions that would otherwise have been made, with attributed earnings, exceeds the value of the special 2004 Long-Term Restricted Stock Awards as determined by the Compensation Committee. For Fiscal 2016, we determined to make discretionary matching contributions provided that NCI achieved ROA for Fiscal 2016 of 25%. If target ROA was achieved, we would match the percentage of an executive officer’s salary and bonus that he has voluntarily deferred under the DCP, up to a maximum of 12.5%. Because our ROA was less than 25%, no discretionary contribution was made for Fiscal 2016. Executives generally become vested in the Restoration Match in a manner consistent with NCI’s match in the NCI 401(k) plan, which generally vests ratably over a six-year period. Discretionary matching contributions vest ratably over a three-year period. However, effective upon the consummation of the Equity Investment on October 20, 2009, all matching contributions then allocated to a participant’s account under the DCP became 100% vested. Matching contributions allocated to a participant’s account following October 20, 2009, will also become fully vested upon any subsequent change in control or upon the participant’s retirement, death or disability.

Amounts deferred are deemed invested in one or more phantom investment funds and additional amounts are credited to participants’ accounts based on the hypothetical earnings of such investments. In November 2009, the Compensation Committee approved the addition of purchasing NCI Common Stock as an investment option for certain of our executive officers, and, effective as of January 2016, the Company amended the DCP to require that amounts deferred into the NCI Common Stock fund remain invested in the NCI Common Stock fund until distribution. No above-market or preferential earnings are paid under the DCP and, therefore, none of the aggregate earnings reported in the table above are included in the Summary Compensation Table. With the exception of amounts deferred into NCI Common Stock, participants may change their investment options at any time, subject to the administrative procedures adopted by the plan administrator. The table below shows the funds available in the DCP and the annual return of each for Fiscal 2016:

Investment Funds	Rate of Return
Wells Fargo Government Money Market Fund	0.2%
American Funds EuroPacific Growth Fund	0.4%
American Beacon Stephens Small Cap Growth Fund	1.5%
Fidelity® 500 Index Fund	4.5%
Baird Aggregate Bond Fund	4.9%
NCI Stock Fund	34.1%

Withdrawal elections under the DCP will be made in conjunction with the deferral election, and the scheduled distribution date elected will be the first day of a plan year at least three years after the end of the plan year to which the amounts subject to the election relate. A participant may elect to receive a scheduled in-service distribution in a lump sum or in installments. Changes to withdrawal elections must be made at least 12 months prior to the initial elected payment date and must defer the new initial payment date at least five years. In-service withdrawals are permitted to satisfy an unforeseeable emergency plus the amounts anticipated to pay taxes on the withdrawal amount. If a participant withdraws amounts from the DCP upon an unforeseeable emergency, the participant’s participation in the DCP may be suspended. Upon a change in control or the participant’s death, disability or other termination (other than due to retirement), a participant will receive his vested plan account in a lump sum. Upon a change in control, a participant’s deferral elections immediately terminate with respect to any prospective compensation payable following the change in control.

NEOs may defer receipt of the shares of NCI Common Stock that they earn with respect to the FY 2016 Awards and the FY 2017 Awards.  If a deferral election is made, these deferrals will be credited as phantom shares of Common Stock.  These deferrals must remain in the form of phantom shares during the entire deferral period and may not be exchanged into any of the other investment options under the DCP.  The phantom shares will be settled in actual shares of NCI common stock on settlement dates elected by the participant at the time of deferral.

We have established a rabbi trust to provide for NCI’s obligations under the DCP and have formed an administrative committee to manage the DCP and its assets. Pursuant to the investment agreement, effective on October 20, 2009 (the “Investment Agreement”), the DCP was amended to eliminate the right to appoint a third-party administrator of the DCP after October 20, 2009. Similarly, the rabbi trust that is the source of funding for obligations under the DCP was amended so that certain administrative protections that would have gone into effect following a change in control did not apply as a result of the Equity Investment. In addition, as a result of the amendment, the requirement to fully fund the rabbi trust upon a change in control did not apply as a result of the Equity Investment.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements with each of our Named Executive Officers that contain provisions regarding payments to be made to such individuals upon termination of their employment, including, for certain NEOs, in connection with a change in control. These agreements are described in greater detail below and in the section of this proxy statement above entitled “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” In addition, equity award agreements issued to our Named Executive Officers under the Incentive Plan contain provisions that provide for accelerated vesting of awards in the event of certain termination events and/or upon a change in control.

Employment Agreements

Under Mr. Chambers’ employment agreement, if Mr. Chambers remains employed with the Company through the Retirement Date, or if his employment is terminated prior to the Retirement Date by the Company without cause or by Mr. Chambers with good reason (as these terms are defined in the employment agreement), Mr. Chambers will receive three additional years of vesting as to equity awards he then holds (other than restricted stock, which would vest in full as of the date of termination). In addition, upon a termination without cause or for good reason, the then-unvested portion of the restricted stock units granted to Mr. Chambers in the first quarter of 2015 will vest on a daily basis over the remainder of the three-year vesting period and will be settled at the end of that period in shares of Common Stock.

If Mr. Chambers’ employment is terminated prior to the Retirement Date by the Company without cause or by Mr. Chambers with good reason (referred to below as a “qualifying termination”), he would be paid severance pay equal to one year of his then-current base salary or payment of his then-current base salary through the Retirement Date, whichever is greater, plus a pro rata bonus based on actual performance for the year of termination and 18 months of benefit continuation. Pursuant to a June 2016 amendment to Mr. Chambers’ employment agreement, in the event that Mr. Chambers’ employment is terminated in a qualifying termination in connection with a change in control of the Company, the severance payment would equal (1) two times Mr. Chambers’ then-current base salary, (2) two times Mr. Chambers’ target annual bonus for the fiscal year in which the termination occurs, (3) a pro-rated annual bonus payment based on actual performance in the year of termination and (4) 18 months of benefit continuation. If Mr. Chambers is continuously employed until the Retirement Date, the employment agreement does not provide for the payment of any severance to Mr. Chambers by reason of any termination on or following the Retirement Date, and the employment agreement does not provide for the payment of any severance in connection with any of the resignations that may occur prior to the Retirement Date in connection with the transition of Mr. Chambers’ roles to a successor. For purposes of the employment agreement, “good reason” would include (among other elements) Mr. Chambers’ termination due to the Company’s stockholders failing to re-elect Mr. Chambers to the Board at the 2017 annual meeting.

During Fiscal 2016, in connection with our periodic and ongoing corporate governance review of our compensation and benefit programs, we entered into new employment agreements with our other Named Executive Officers that also provide for severance benefits upon the occurrence of certain termination events. If an NEO’s employment is terminated in a qualifying termination other than in connection with a “change in control,” the Named Executive Officer will be entitled to receive (1) payment of one times the executive’s then-current base salary, payable in equal installments on regular payroll dates over the course of the one year period immediately following the date of termination, (2) a pro-rated annual bonus for the year of termination based on actual performance and (3) twelve months of continued COBRA coverage. If a Named Executive Officer is terminated in a qualifying termination within 24 months following a “change in control” or during a “potential change in control period,” the Named Executive Officer is entitled to receive (1) the same cash severance payment as is payable upon a termination without “cause” or for “good reason” prior to a change in control (except that, to the maximum extent practicable, such payment is to be made in a lump-sum), (2) an additional lump-sum cash severance payment in an amount equal to the sum of (x) one times the executive’s then-current base salary and (y) two times the executive’s target annual bonus for the fiscal year in which the termination occurs, (3) a pro-rated annual bonus payment for the year of termination based on actual performance and (4) an additional six months of continued COBRA coverage. Each Named Executive Officer is subject to confidentiality obligations during and after his employment, and is further bound by covenants not to compete with us, solicit our customers or employees or make disparaging comments about us for the term of his or her employment and for a period of one (1) years following such executive officer’s termination. Termination of a Named Executive Officer’s employment due to breach of one of these covenants constitutes a termination for “cause.” The employment agreement does not prohibit the waiver of a breach of these covenants.

For purposes of the employment agreements, “change in control” means (A) any person who becomes the beneficial owner of 25% or more of the combined voting power of NCI, (B) as a result of, or in connection with, a tender or exchange offer, merger or other business combination, persons who were directors immediately before the transaction cease to constitute the majority of NCI’s

Board of Directors, (C) NCI is merged or consolidated with another company or transfers substantially all of its assets to another company and, as a result, either (i) less than 50% of the outstanding voting securities of the resulting company are owned in the aggregate by former NCI stockholders or (ii) 50% or more of the outstanding voting securities of the resulting company continue to be owned in the aggregate by former NCI stockholders but other than in substantially the same relative proportions as immediately prior to the transaction, or (D) a tender or exchange offer is made for 25% or more of the combined voting power of NCI.

Similarly, for purposes of the employment agreements, “potential change in control” means (A) NCI’s entry into any agreement, the consummation of which would result in a “change in control,” (B) any person who publicly announces an intention to take actions that, if consummated, would constitute a “change in control,” or (C) NCI’s Board of Directors adopts a resolution to the effect that a “potential change in control” has occurred. A termination is considered to occur during a “potential change in control period” if it occurs during the period beginning on the date that a “potential change in control” occurs and ending on the earlier of (A) the date on which a “change in control” occurs and (B) the date our Board of Directors makes a good faith determination that the risk of a “change in control” has terminated. To the extent payments under the employment agreements to our Named Executive Officer (other than Mr. Chambers) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments to be received by the officer may be reduced to the extent a reduction in the payment amount would put the officer in a better after-tax position than he would be in if the excise tax under Section 4999 were imposed on such payments.

Equity Incentive Awards

Restricted Stock (Other than the FY 2015 Awards) and Restricted Stock Units

Mr. Chambers holds unvested restricted stock units granted to him in Fiscal 2015. These restricted stock units will become fully vested prior to the completion of the stated vesting period (1) upon the Named Executive Officer’s death or disability, or (2) upon the occurrence of a change in control. In the event that Mr. Chambers’ employment is terminated by NCI without cause or by Mr. Chambers for good reason prior to the completion of the stated vesting period, these restricted stock units will continue to vest on a daily basis for the remainder of the three-year vesting period and will be settled in shares of Common Stock at the end of that period.

Messrs. Johnson, Moore and Kuzdal each hold unvested restricted stock units with respect to Fiscal 2015. Mr. Kuzdal also holds unvested restricted stock with respect to Fiscal 2015. These awards will become fully vested prior to the completion of the stated vesting period in the event (1) the Named Executive Officer’s employment is terminated by NCI without cause, or (2) the Named Executive Officer terminates his employment for good reason. These awards will also fully vest prior to the completion of the stated vesting period (a) upon the Named Executive Officer’s death or disability, (b) upon the Named Executive Officer’s attainment of 65 years of age, or (c) upon the occurrence of a change in control. For a description of the stated vesting period of these awards, see “Compensation Discussion & Analysis — Long-Term Incentive Compensation” in our Fiscal 2015 proxy.

Mr. Riley holds unvested restricted stock granted to him in Fiscal 2015 in connection with his commencement of employment with the Company. These shares of restricted stock will become fully vested prior to the completion of the stated vesting period (1) upon the Named Executive Officer’s death or disability or (2) upon the occurrence of a change in control. These shares of restricted stock do not vest upon the holder’s retirement or attainment of 65 years of age. For a description of the stated vesting period of these awards, see “Compensation Discussion & Analysis — Long-Term Incentive Compensation” in our Fiscal 2015 proxy.

FY 2015 Awards and FY 2016 Awards

The unvested restricted shares and restricted share units granted to the Named Executive Officers as part of the FY 2015 Awards and FY 2016 Awards will become fully vested prior to the completion of the stated vesting period (1) upon the Named Executive Officer’s death or disability, or (2) upon the occurrence of a change in control. In addition, with respect to Mr. Chambers only, the unvested restricted shares granted as part of the FY 2015 Awards will also become fully vested in the event that his employment is terminated by NCI without cause or by him for good reason.

The unvested performance share units granted to the Named Executive Officers as part of the FY 2015 Awards and FY 2016 Awards will become vested prior to the completion of the performance period as follows: (1) on a pro rata basis (a) in the event the Named Executive Officer’s employment is terminated by NCI without cause, (b) in the event the Named Executive Officer terminates his employment for good reason or (c) upon the Named Executive Officer’s death or disability, such pro rata vesting to be determined based on the elapsed portion of the performance period (except that, if the performance period is less than one-half completed, the performance share units will be forfeited upon any such termination other than for death or disability) and measured against the actual satisfaction of the performance criteria; and (2) as to the maximum number of performance share units under the award upon a change in control. With respect to Mr. Chambers only, the unvested performance share units will not be subject to prorated vesting in the event that his employment is terminated by NCI without cause or by him for good reason, and instead would vest in full based on the actual satisfaction of the performance criteria.

Double Trigger Equity Vesting Upon a Change in Control

In 2016, the Committee approved certain changes to the treatment of equity awards granted after May 31, 2016 in connection with a change in control of NCI.  It is intended that, upon a change in control, equity awards granted after this date will be assumed or replaced by economically equivalent alternative awards of the successor to NCI in the change in control, and, further, that these awards will fully vest only to the extent that they are not assumed or replaced with alternative awards. The terms of any alternative award must be at least as favorable as the terms of the award being replaced (including an equal or better vesting schedule and, in the case of stock options, an identical or better method of exercise) and must provide for full acceleration in the event that the grantee is terminated by the successor without cause or by the award holder with good reason within two years following the change in control with respect to which the alternative award was granted.  This treatment applies to all FY 2017 awards granted in December 2016, except that, to the extent that the treatment of Mr. Chambers’ awards under his employment agreement is more favorable, the terms of his employment agreement control. Awards granted prior to May 31, 2016 were not affected by this action and will continue to be subject to their current terms, which generally provide for full vesting upon a change in control.

Quantification of Payments

Termination Payments

The following table estimates the value of the payments and benefits that each of our Named Executive Officers would receive if his or her employment terminated on October 28, 2016 (the last business day of Fiscal 2016) under the circumstances shown and making the following assumptions. The table excludes (i) amounts accrued through Fiscal 2016 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary, (ii) benefits generally available to all of our salaried employees, and (iii) stock options with a strike price below the closing stock price on October 28, 2016. The amounts reflected for the acceleration of the FY 2015 Awards and FY 2016 Awards assume that these awards would be settled at target levels, except that to the extent the performance period for any of these awards has ended, the amounts reflected for the acceleration of such awards is based on actual performance during the performance period. The costs of benefit continuation have been estimated at NCI’s cost. The amounts disclosed assume that the price of our Common Stock was $14.40, which was the closing price of our stock on October 28, 2016. Therefore, such amounts and disclosures should be considered “forward looking statements.”

Name	Benefit	Termination for Cause ($)	Termination Without Cause or by Executive for Good Reason ($)	Termination by Executive Without Good Reason ($)	Disability ($)	Retirement ($)	Death ($)
Mr. Chambers	Non-CIC Severance	None	1,190,885	None	825,000	None	825,000
	Bonus FY 2016	None	1,108,626	None	None	None	None
	Accelerated RSU Vesting	None	1,659,614	None	1,659,614	None	1,659,614
	Accelerated Restricted Stock Vesting	None	755,395	None	755,395	None	755,395
	Accelerated FY 2015 Awards Vesting (PSU)	None	1,243,205	None	1,054,876	None	1,054,876
	Accelerated FY 2016 Awards Vesting (PSU)	None	1,925,971	None	643,749	None	643,749
	Life Insurance	None	None	None	None	None	100,000
Mr. Riley	Non-CIC Severance	None	530,591	None	None	None	None
	Bonus FY 2016	None	550,534	None	None	None	None
	Accelerated RSU Vesting	None	None	None	359,525	None	359,525
	Accelerated Restricted Stock Vesting	None	None	None	434,563	None	434,563
	Accelerated FY 2015 Awards Vesting (PSU)	None	274,261	None	274,261	None	274,261
	Accelerated FY 2016 Awards Vesting (PSU)	None	485,352	None	665,604	None	665,604
	Life Insurance	None	None	None	None	None	100,000
Mr. Johnson	Non-CIC Severance	None	440,598	None	None	None	None
	Bonus FY 2016	None	439,419	None	None	None	None
	Accelerated RSU Vesting	None	None	None	487,915	None	487,915
	Accelerated Restricted Stock Vesting	None	None	None	256,838	None	256,838
	Accelerated FY 2015 Awards Vesting (PSU)	None	358,658	None	358,658	None	358,658
	Accelerated FY 2016 Awards Vesting (PSU)	None	None	None	244,628	None	244,628
	Life Insurance	None	None	None	None	None	100,000
Mr. Moore	Non-CIC Severance	None	365,737	None	None	None	None
	Bonus FY 2016	None	361,815	None	None	None	None
	Accelerated RSU Vesting	None	None	None	243,965	None	243,965
	Accelerated Restricted Stock Vesting	None	None	None	113,314	None	113,314
	Accelerated FY 2015 Awards Vesting (PSU)	None	158,235	None	158,235	None	158,235
	Accelerated FY 2016 Awards Vesting (PSU)	None	None	None	122,317	None	122,317
	Life Insurance	None	None	None	None	None	100,000
Mr. Kuzdal	Non-CIC Severance	None	405,591	None	None	None	None
	Bonus FY 2016	None	403,137	None	None	None	None
	Accelerated RSU Vesting	None	None	None	282,485	None	282,485
	Accelerated Restricted Stock Vesting	None	None	None	135,979	None	135,979
	Accelerated FY 2015 Awards Vesting (PSU)	None	189,864	None	189,864	None	189,864
	Accelerated FY 2016 Awards Vesting (PSU)	None	272,439	None	414,066	None	414,066
	Life Insurance	None	None	None	None	None	100,000

Change-in-Control Payments

The following table estimates the value of the payments and benefits that each of our Named Executive Officers would receive if a change in control occurred on October 28, 2016 (the last business day of Fiscal 2016). The table is intended to provide additional information about the effects of a change in control on the compensation of the Named Executive Officers, and should not be understood to supplement or replace the information provided in the table above, which represents payments to the Named Executive Officers upon a termination unrelated to a change in control. Column (A) represents the value of the payments to which each Named Executive

Officer would be entitled upon the occurrence of the change in control, without regard to whether the Named Executive Officer continued to be employed by the Company following a change in control. Column (B) represents the value of the payments to which each Named Executive Officer would be entitled if the Named Executive Officer’s employment was terminated in connection with the change in control either by the Company without cause or by the Named Executive Officer for good reason. The payments shown in Column B include the payments in Column A (i.e., the payments in Column (B) are the sum of the “single-trigger” payments shown in Column (A), plus any additional termination benefits to which the Named Executive Officer would be entitled if he or she were terminated following a change in control). The same exclusions and assumptions applicable to the table in “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table — Quantification of Payments — Termination Payments” were applied to the following table. Accordingly, such amounts and disclosures should be considered “forward looking statements.”

		(A)	(B)
Name	Benefit	Change in Control ($)	Change in Control Followed by a Termination Without Cause or by Executive for Good Reason ($)
Mr. Chambers	CIC Severance	None	4,417,011
	Accelerated RSU Vesting	1,659,614	1,659,614
	Accelerated Restricted Stock Vesting	755,395	755,395
	Accelerated FY 2015 Awards Vesting (PSU)	1,809,744	1,809,744
	Accelerated FY 2016 Awards Vesting (PSU)	3,851,942	3,851,942
Mr. Riley	CIC Severance	None	2,448,982
	Accelerated RSU Vesting	359,525	359,525
	Accelerated Restricted Stock Vesting	434,563	434,563
	Accelerated FY 2015 Awards Vesting (PSU)	470,523	470,523
	Accelerated FY 2016 Awards Vesting (PSU)	1,563,912	1,563,912
Mr. Johnson	CIC Severance	None	1,972,419
	Accelerated RSU Vesting	487,915	487,915
	Accelerated Restricted Stock Vesting	256,838	256,838
	Accelerated FY 2015 Awards Vesting (PSU)	615,321	615,321
	Accelerated FY 2016 Awards Vesting (PSU)	1,463,760	1,463,760
Mr. Moore	CIC Severance	None	1,628,504
	Accelerated RSU Vesting	243,965	243,965
	Accelerated Restricted Stock Vesting	113,314	113,314
	Accelerated FY 2015 Awards Vesting (PSU)	271,475	271,475
	Accelerated FY 2016 Awards Vesting (PSU)	731,894	731,894
Mr. Kuzdal	CIC Severance	None	1,811,585
	Accelerated RSU Vesting	282,485	282,485
	Accelerated Restricted Stock Vesting	135,979	135,979
	Accelerated FY 2015 Awards Vesting (PSU)	325,726	325,726
	Accelerated FY 2016 Awards Vesting (PSU)	1,119,879	1,119,879

Compensation of Directors

Directors of NCI who are also employees of NCI do not receive compensation for their service as directors. Beginning in Fiscal 2016, in addition to reimbursing our non-employee directors for the expenses incurred to attend and/or participate in meetings, we pay non-employee directors the following amounts:

Annual Retainer Fee	$50,000
Board Meeting Fee	$3,000
Committee Meeting Fee	$1,500
Executive Committee Fee (in the absence of Board meeting on the same day)	$750
Chairman of Audit Committee	$15,000
Chair of Nominating and Corporate Governance Committee	$10,000
Chair of Compensation Committee	$12,500

In addition, beginning in Fiscal 2016, each non-employee director receives a grant of restricted stock units and/or stock options under the Incentive Plan having an aggregate fair market value of $80,000 on December 15 of each year. These restricted stock units generally vest over a one-year period of service, subject to the same acceleration provisions as applied to the restricted stock awards. Finally, effective beginning in Fiscal 2016, upon initial election to the Board, new directors will no longer receive a grant of 300 shares of restricted stock.

Messrs. Berges, Sleeper and Zrebiec have assigned all of the compensation each would receive for his services as a director, including any shares of restricted stock, to CD&R, LLC. In the same manner as our other directors, Mr. Berges received reimbursement for travel and other out-of-pocket expenses incurred in connection with his functions and duties as a director, except that Mr. Berges is also entitled to reimbursement of up to $150,000 in the aggregate per calendar year for actual air travel expenses for NCI-related purposes on our corporate aircraft in lieu of reimbursement based on the cost of commercial air travel.

Fiscal Year 2016 Director Compensation Table

The following table provides information concerning the compensation of our non-employee directors for Fiscal 2016.

Name	Fees Earned or Paid in Cash ($)(a)(b)	Stock Awards ($)(c)	Option Awards ($)(c)	All Other Compensation ($)	Total ($)
Kathleen J. Affeldt	77,250	91,030	—	—	168,280
George L. Ball	74,000	91,030	—	—	165,030
James G. Berges	75,750	91,030	—	—	166,780
Gary L. Forbes	89,000	45,515	38,381	—	172,896
John J. Holland	54,750	—	76,756	—	131,506
Lawrence J. Kremer	75,000	91,030	—	—	166,030
George Martinez	69,500	91,030	—	—	160,530
Nathan K. Sleeper	68,750	91,030	—	—	159,780
Jonathan L. Zrebiec	62,000	91,030	—	—	153,030
Matthew Espe	68,000	45,515	38,381	—	151,896

(a)
Includes annual retainer fees, supplemental retainer fees for Committee Chairmen, Board meeting fees and Committee meeting fees for each non-employee director as more fully explained in the preceding paragraphs.

(b)
The amounts reported in the “Fees Earned or Paid in Cash” column for each of Messrs. Berges, Sleeper, and Zrebiec represents amounts paid to CD&R, LLC, as assignee of compensation payable to those directors, each of whom is an employee or partner of CD&R, LLC.

(c)
The amounts reported in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of the awards granted under our Incentive Plan in Fiscal 2016, computed in accordance with FASB ASC Topic 718. See Note 7 of the consolidated financial statements in NCI’s Annual Report on Form 10-K for the fiscal year ended October 30, 2016 for additional detail regarding assumptions underlying the valuation of equity awards. As of October 30, 2016, the non-employee directors held the following outstanding restricted stock awards and stock options: (i) Ms. Affeldt (12,509 restricted shares and 21,788 stock options), (ii) Mr. Forbes (6,305 restricted shares and 14,163 stock options), (iii) Mr. Holland (3,214 restricted shares and 32,047 stock options), (iv) Mr. Kremer (11,824 restricted shares and 9,234 stock options), (v) Mr. Martinez (12,509 restricted shares and no stock options), (vi) Mr. Ball (9,921 restricted shares and no stock options), and (vii) Mr. Espe (3,567 restricted shares and 7,134 stock options). Amounts reported for each of Messrs. Berges, Sleeper, and Zrebiec represent grants of restricted Common Stock issued to CD&R, LLC, as assignee of compensation payable to those directors, each of whom is an employee or partner of CD&R, LLC. These figures do not include restricted stock units or options granted to the non-employee directors on December 15, 2016. Stock options figures include total exercisable and non-exercisable options.

BOARD OF DIRECTORS

Independence and Meetings

On July 25, 2016, the Investors decreased their beneficial ownership in the Company from approximately 58.6% to 42.0%. As a result, the Investors no longer control a majority of the voting power of the Company’s Common Stock resulting in the Company no longer being deemed a “controlled company,” within the meaning in the NYSE Listed Company Manual. The NYSE requires that within 90 days of ceasing to qualify as a controlled company, a majority of the Compensation Committee and Nominating & Corporate

Governance Committee must be independent, and entirely independent within a year. On October 13, 2016, the Nominating & Corporate Governance Committee executed a unanimous written consent to increase the size of the Nominating & Corporate Governance Committee to five directors and to appoint Matthew J. Espe to the committee thereby satisfying the NYSE requirement that a majority of the committee be independent within 90 days of the Company ceasing to be a controlled company. As of that date, the Compensation Committee was already comprised of a majority of independent directors. The Company expects that both committees will be entirely independent on or before July 25, 2017. As of the date of this proxy statement, the Company’s board is composed of a majority of independent directors, as required by the NYSE. For a description of the transaction resulting in our no longer being deemed a controlled company, please see “Transactions with Related Persons — CD&R Transactions.”

Our Board determined, after considering all of the relevant facts and circumstances, that Ms. Affeldt, Mr. Ball, Mr. Espe, Mr. Forbes, Mr. Holland, Mr. Kremer and Mr. Martinez are independent from our management, as “independence” is defined by the rules and regulations of the SEC and the listing standards of the NYSE. For a description of transactions between us and certain members of our Board, please see “Transactions with Related Persons — CD&R Transactions.”

Our Board met four times during the fiscal year ended October 30, 2016. Each of our directors attended 75% or more of the aggregate of the total number of meetings of our Board of Directors held during the period in which he or she was a director and the total number of meetings held by all board committees on which he or she served during the periods that he or she served. It is our policy to schedule a meeting of our Board of Directors on the date of the Annual Meeting, and we encourage all of our directors to attend both meetings. All of our then-current directors attended last year’s Annual Meeting.

Our non-management directors meet without the presence of management at regularly scheduled executive sessions. These executive sessions typically occur before or after regularly scheduled meetings of our Board of Directors. The presiding director of these executive sessions is the Chairman of the Nominating and Corporate Governance Committee, if such person is an independent director; otherwise, the Chairman of the Audit Committee serves as presiding director. For information on how you can communicate with our non-management directors, please see “Communications with Our Board.”

Board Committees

Our Board has five standing committees – the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Affiliate Transactions Committee. Below is a table disclosing board and committee appointments during our Fiscal 2016.

BOARD AND COMMITTEE APPOINTMENTS

Name	Board	Class	Expiration	Audit	Compensation	Nominating & Corporate Governance	Executive	Affiliate Transactions(b)
Kathleen J. Affeldt	Member	III	2020(a)		Chair
George L. Ball	Member	III	2020(a)	Member	Member
James G. Berges	Member	I	2018			Chair	Chair
Norman C. Chambers	Chairman	III	2020(a)				Member
Matthew J. Espe	Member	I	2018		Member	Member		Member
Gary L. Forbes	Member	II	2019	Chair		Member	Member	Member
John J. Holland	Member	I	2018	Member	Member			Member
Lawrence J. Kremer	Member	I	2018			Member
George Martinez	Member	II	2019	Member				Member
Nathan K. Sleeper	Member	III	2020(a)		Member	Member	Member
Jonathan L. Zrebiec	Member	II	2019

(a)
Ms. Affeldt and Messrs. Ball, Chambers and Sleeper are Class III directors. The Class III directors are to be elected at the Annual Meeting for a term expiring at the Annual Meeting to be held in 2020.

(b)	No chair exists for the Affiliate Transactions Committee.

Executive Committee

The Executive Committee is generally authorized to act on behalf of our Board between scheduled meetings of our Board of Directors, except as provided by the Stockholders Agreement and by our By-Laws, to the fullest extent permitted by Delaware corporate law. However, the Executive Committee does not have the authority to approve amendments to our charter or By-Laws or specified extraordinary corporate transactions. The Executive Committee operates under a charter adopted by our Board of Directors, a copy of which is available on our website at www.ncibuildingsystems.com under the heading “About NCI — Committees & Charters.”

As of the end of Fiscal 2016, the members of the Executive Committee were Mr. Berges, Mr. Chambers, Mr. Forbes, and Mr. Sleeper, with Mr. Berges serving as Chairman. The Executive Committee met one time during the fiscal year ended October 30, 2016.

Audit Committee

The Audit Committee assists our Board in fulfilling its responsibilities relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The Audit Committee assists the Board in monitoring the integrity of our financial statements, the independence, qualifications and performance of our independent auditors; the performance of our internal audit function, our compliance with legal and regulatory requirements, and the preparation of our Audit Committee’s report included in our proxy statements. In discharging its duties, our Audit Committee has the authority to retain independent legal, accounting and other advisors and has the sole authority to appoint, retain, replace or terminate the independent auditor.

As of the end of Fiscal 2016, the members of the Audit Committee were Mr. Ball, Mr. Forbes, Mr. Holland and Mr. Martinez, with Mr. Forbes serving as Chairman. The Audit Committee met six times during the fiscal year ended October 30, 2016.

The Audit Committee is composed solely of directors who are not our officers or employees, have the requisite financial literacy to serve on the Audit Committee, as determined by our Board of Directors, and whom our Board of Directors has determined are “independent” under the listing standards of the NYSE and the rules and regulations of the SEC.

Our Board of Directors, after reviewing all of the relevant facts, circumstances and attributes, has determined that Mr. Forbes, the Chairman of our Audit Committee, is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.

The Audit Committee operates under a written Audit Committee Charter adopted by our Board of Directors, a copy of which is available on our website at www.ncibuildingsystems.com under the heading “About NCI — Committees & Charters.”

Compensation Committee

The Compensation Committee assists our Board in fulfilling its responsibilities relating to our compensation practices. The Compensation Committee discharges the Board’s responsibilities relating to compensation of directors, officers and senior managers, oversees, evaluates, and advises our Board regarding NCI’s overall compensation policies and structure, including benefit plans and programs, prepares reports on executive compensation required for inclusion in our proxy statements and discusses these reports with our management. The Compensation Committee is permitted to delegate its authority on all matters for which it is responsible to subcommittees consisting of one or more members. The Compensation Committee met four times during the fiscal year ended October 30. 2016.

As of the end of Fiscal 2016, the members of the Compensation Committee were Ms. Affeldt, Mr. Ball, Mr. Espe, Mr. Holland and Mr. Sleeper, with Ms. Affeldt serving as Chairperson. The Compensation Committee is composed solely of directors who are not our officers or employees.

The Compensation Committee operates under a Compensation Committee Charter adopted by our Board, a copy of which is available on our website at www.ncibuildingsystems.com under the heading “About NCI — Committees & Charters.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible, subject to and in accordance with the Stockholders Agreement, for identifying or assisting in the identification of, and recommending qualified candidates to serve on our Board and, subject to and in accordance with the Stockholders Agreement, recommending to our Board the director nominees to be elected by our stockholders at each annual or special meeting. In addition, the Nominating and Corporate Governance Committee is responsible for developing and advising our Board with respect to guidelines for the governance of NCI, including monitoring compliance with those guidelines, as well as overseeing succession planning and the evaluation and review of the performance of our Board. As of the end of Fiscal 2016, the members of the Nominating and Corporate Governance Committee were Mr. Berges, Mr. Espe, Mr. Forbes, Mr. Kremer and Mr. Sleeper, with Mr. Berges serving as Chairman. Mr. Espe joined the Nominating and Corporate Governance Committee on October 13, 2016. The Nominating and Corporate Governance Committee met two times during the fiscal year ended October 30, 2016.

The Nominating and Corporate Governance Committee operates under a Nominating and Corporate Governance Committee Charter adopted by our Board, a copy of which is available on our website at www.ncibuildingsystems.com under the heading “About NCI — Committees & Charters.” Our Corporate Governance Guidelines adopted by our Board, a copy of which is available at our website at www.ncibuildingsystems.com under the heading “About NCI — Committees & Charters,” include the criteria our Board believes are important in the selection of director nominees.

Pursuant to and in accordance with the Stockholders Agreement, for so long as the Investors hold voting power equal in the aggregate to at least 10% of the aggregate voting power held by the Investors immediately following the closing of the Equity Investment, the Investors are entitled to nominate or designate to serve on our Board a number of individuals proportionate to the Investors’ percentage of the voting power of the company at the relevant time (and to nominate or designate the replacements for such directors). At each annual meeting or special meeting of stockholders at which any directors of NCI are to be elected, we will take all corporate and other actions necessary to cause the applicable Investors’ nominees or designees to be nominated for election to our Board and we will solicit proxies in favor of the election of such nominees or designees to be elected at such meeting.

Further, pursuant to and in accordance with the Stockholders Agreement, for so long as stockholders unaffiliated with the Investors own in the aggregate at least 5% of the voting power of NCI, our Board will include (i) at least two directors who will not be appointed or designated by the Investors and will be independent of both the Investors and NCI (the “Unaffiliated Shareholder Directors”), and (ii) the Chief Executive Officer of NCI. One Unaffiliated Shareholder Director will sit on each committee of our Board, except for the Affiliate Transactions Committee, whose members include two members who are Unaffiliated Shareholder Directors.

In identifying and evaluating nominees for director other than directors appointed by the Investors pursuant to the Stockholders Agreement, the Nominating and Corporate Governance Committee first looks at the overall size and structure of our Board to determine the need to add or remove directors and to determine if there are any specific qualities or skills that would complement the existing strengths of our Board.

The Board codified standards for directors in the Board’s Corporate Governance Guidelines and Nominating and Corporate Governance Committee Charter. The Corporate Governance Guidelines provide that our Board of Directors should encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to our operations and interests. The Corporate Governance Guidelines also provide that at all times a majority of the Board must be “independent directors” as defined from time to time by the listing requirements of the NYSE and any specific requirements established by the Board. Each director also is expected to:

•	exhibit high personal and professional ethics, strength of character, integrity, and values;

•	possess commitment and independence of thought and judgment;

•	possess education, experience, intelligence, independence, fairness, practical wisdom and vision to exercise sound, mature judgments;

•	use his or her skills and experiences to provide independent oversight of our business;

•	possess personality, tact, sensitivity, and perspective to participate in deliberations in a constructive and collegial manner;

•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

•	devote the time and effort necessary to learn our business; and

•	represent the long-term interests of all stockholders.

In addition, our Board has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of its oversight of NCI. To that end, our Board places a premium on its members’ professional experience in positions such as a senior manager, chief operations officer, chief financial officer, or chief executive officer of a relatively complex organization such as a corporation, university, or foundation. Ultimately, our Board believes it should be comprised of persons with skills in areas that may include some of the following: finance; manufacturing; sales and markets; strategic planning; development of strategies for sustainability; human resources; safety; legal; international business; and information technology. The age at the time of election of any nominee for director should be such to assure a minimum of three years of service as a director.

In addition to the targeted skill areas, the Nominating and Corporate Governance Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to our Board, including:

•	Strategy – knowledge of our business model, the formulation of corporate strategies, and knowledge of key competitors and global markets;

•	Leadership – skills in coaching senior executives and the ability to assist the CEO in his development;

•	Organizational Issues – understanding of strategy implementation, change management processes, group effectiveness, and organizational design;

•	Relationships – understanding how to interact with customers, vendors, governments, investors, financial analysts, and communities in which we operate;

•	Functional – understanding of financial matters, financial statements and auditing procedures, legal issues, information technology, and marketing; and

•	Ethics – the ability to identify and raise key ethical issues concerning our activities and senior management as they affect the business community and society.

As part of its periodic self-assessment process, our Board annually determines the diversity of specific skills and experiences necessary for the optimal functioning of our Board in its oversight of NCI over both the short and long term.

The Corporate Governance Guidelines state our policy regarding the director selection process that requires the Nominating and Corporate Governance Committee to review the skills and characteristics that the Board seeks in its members individually and in relation to the composition of our Board as a whole. As part of this process, the Board will assess the skill areas currently represented on our Board and those skill areas represented by directors expected to retire or leave our Board in the near future against the target skill areas established annually by our Board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of our Board to carry out its function.

The Nominating and Corporate Governance Committee then establishes the specific target skill areas, characteristics or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in our industry, financial or technological expertise, experience in situations comparable to ours (e.g., growth companies, companies that have grown through acquisitions, or companies that have restructured their organizations successfully), leadership experience and relevant geographical experience. The Board’s current composition reflects diversity in skills and experiences.

The Nominating and Corporate Governance Committee uses multiple sources for identifying and evaluating nominees for directors other than directors appointed by the Investors pursuant to the Stockholders Agreement, including referrals from our current directors and management, as well as input from third-party executive search firms. The Chairman of the Nominating and Corporate Governance Committee and our Chairman of the Board will then interview qualified candidates. Qualified candidates are then invited to meet the remaining members of the Nominating and Corporate Governance Committee. The remaining directors also have an opportunity to meet and interview qualified candidates. The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that a candidate be nominated to our Board.

The Nominating and Corporate Governance Committee will consider qualified nominees recommended by stockholders. Stockholders may submit recommendations to the Nominating and Corporate Governance Committee in care of our Chairman of the Board and Corporate Secretary at our address set forth on page one of this proxy statement in the form and timing provided in our By-Laws. Subject to the requirements of the Stockholders Agreement described above, nominees for director who are recommended by our stockholders will be evaluated in the same manner as any other nominee for director.

Nominations by stockholders for seats on the Board not required to be filled by the Investors’ designees may also be made at an annual meeting of stockholders in the manner provided in our By-Laws. Our By-Laws provide that a stockholder entitled to vote for the election of directors may make nominations of persons for election to our Board at a meeting of stockholders by complying with required notice procedures. To be timely, nominations must be received at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If, however, the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which the public announcement of the date of such meeting is first made by us.

The notice must specify:

•	as to each person the stockholder proposes to nominate for election or re-election as a director:

–	the name, age, business address and residence address of the person;

–	the principal occupation or employment of the person;

–	the class and number of shares of our capital stock that are owned of record or beneficially by the person on the date of the notice; and

–
any other information relating to the person that is required to be disclosed in solicitations for proxies with respect to nominees for election as directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	as to the stockholder giving the notice:

–	the name and record address of the stockholder and any other stockholder known by that stockholder to be supporting the nominee; and

–	the class and number of shares of our capital stock that are owned of record or beneficially by the stockholder making the nomination and by any other supporting stockholders.

We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director. At any meeting of stockholders, the presiding officer may disregard the purported nomination of any person not made in compliance with these procedures.

Affiliate Transactions Committee

The Affiliate Transactions Committee is responsible for reviewing, considering and approving certain transactions between NCI and its controlled affiliates, on the one hand, and the Investors and their affiliates, on the other hand. This committee is made up of at least two directors unaffiliated with the Investors and with NCI, and one director designated by the Investors who is “independent” within the meaning of the NYSE listing manual and has no material relationship with the Investors or their affiliates. As of the end of Fiscal 2016, the members of the Affiliate Transactions Committee were Mr. Espe, Mr. Forbes, Mr. Holland and Mr. Martinez. The Affiliate Transactions Committee met one time during the fiscal year ended October 30, 2016.

The Affiliate Transactions Committee operates under an Affiliate Transactions Committee Charter adopted by our Board of Directors, a copy of which is available on our website at www.ncibuildingsystems.com under the heading “About NCI — Committees & Charters.”

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. A copy of these guidelines is available at our website at www.ncibuildingsystems.com under the heading “About NCI — Committees & Charters.” These guidelines provide a framework for our corporate governance initiatives and cover topics including, but not limited to, director qualification and responsibilities, Board composition, director compensation and management and succession planning. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to our Board any changes to the guidelines. You may obtain copies of the charters for our Audit Committee, Compensation Committee, Executive Committee, Affiliate Transactions Committee and our Nominating and Corporate Governance Committee, and our Corporate Governance Guidelines, free of charge, from our website at www.ncibuildingsystems.com under the heading “About NCI — Committees & Charters” or by writing to us at NCI Building Systems, Inc., 10943 North Sam Houston Parkway West, Houston, Texas 77064, Attention: Investor Relations, Darcey Matthews.

Our Board has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions.

The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. The Code of Business Conduct and Ethics also provides that our directors who are employed by CD&R, LLC or any other affiliate of the Investors will not be deemed in violation of our Code of Business

Conduct and Ethics as a result of any investment by the Investors, insofar as such investment, affiliate transaction and information access is not prohibited under the terms of the Stockholders Agreement and is otherwise in accordance with NCI’s Certificate of Incorporation, By-Laws and the laws of the State of Delaware.

Our Code of Business Conduct and Ethics is available, free of charge, on our website, along with other corporate governance information, at www.ncibuildingsystems.com under the heading “About NCI — Committees & Charters.” You may also obtain a copy by writing to Investor Relations at the address above.

Waivers from our Code of Business Conduct and Ethics are discouraged, and any waivers from the Code of Business Conduct and Ethics that relate to our principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions or any other executive officer or director must be approved by our Nominating and Corporate Governance Committee, which is composed solely of directors whom we believe are independent of management, and will be disclosed to the fullest extent as required by law and will be posted on our website at www.ncibuildingsystems.com within four business days of any such waiver.

The Board’s Role in Risk Oversight

One of the Board’s functions is oversight of risk management at NCI. NCI recognizes that certain risks are inherent in the operation of an integrated manufacturer of metal buildings and metal building components. The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that creates losses or adversely interferes with opportunity gains.

Management is responsible for the day-to-day management of the risks we face, while the Board, as a whole but primarily through the Audit Committee, oversees and reviews certain aspects of our risk management efforts. Specific risk management activities performed by management include: identifying and prioritizing risk and risk controls related to significant business activities; monitoring the emergence and onset of certain key risks; and reviewing and determining the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the programs discussed below and their risk to company strategy. The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that the company faces and how the company is seeking to control risk if and when appropriate. In most cases the Audit Committee of the Board oversees issues related to internal control over financial reporting and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail herein. Presentations and other information for the Board and Board committees generally identify and discuss relevant risk and risk control; and the Board members assess and oversee the risks as a part of their review of the related business, financial, or other activity of the company.

Risk Analysis of Our Compensation Plans

In Fiscal 2015, the Compensation Committee reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on NCI. We did not conduct an independent review of our compensation policies in Fiscal 2016 because, as described elsewhere in this proxy statement, our short- and long-term incentive programs remain the same in all material respects as in recent prior fiscal years. Accordingly, our Compensation Committee did not believe that a formal review for Fiscal 2016 was necessary.

LEADERSHIP STRUCTURE OF THE BOARD

Our Board currently combines the role of chairman of the board with the role of chief executive officer, coupled with a presiding director position to further strengthen the governance structure. The Board believes this provides an efficient and effective leadership model for NCI. Combining the chairman and CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy.

To assure effective independent oversight, the Board has adopted a number of governance practices, including:

•	a strong, independent, clearly-defined presiding director role (see below for a full description of the role);

•	the opportunity for executive sessions of the independent directors after every Board meeting; and

•	annual performance evaluations of the chairman and CEO by the independent directors.

However, no single leadership model is right for all companies and at all times. The Board recognizes that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate. Accordingly, the Board periodically reviews its leadership structure.

The presiding director recommends to the Board an appropriate process by which a new chairman and chief executive officer will be selected. The Board has no required procedure for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.

A key responsibility of the CEO and our Board of Directors is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in NCI. Each year, succession planning reviews are held at every significant organizational level of NCI, culminating in a full review of senior leadership talent by the independent directors. During this review, the CEO and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing leadership assignments. It is a key success factor in managing the long planning and investment lead times of our business.

In addition, the CEO maintains in place at all times, and reviews with the independent directors, a confidential plan for the timely and efficient transfer of his or her responsibilities in the event of an emergency or his or her sudden incapacitation or departure.

COMMUNICATIONS WITH OUR BOARD

Any stockholder or interested party who wishes to communicate with our Board or any specific directors, including non-management and independent directors, may write to:

Board of Directors
NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, TX 77064

Depending on the subject matter, management will:

•
forward the communication to the director or directors to whom it is addressed (for example, if the communication received pertains to questions, concerns or complaints regarding accounting, internal accounting controls and auditing matters, it will be forwarded by management to the Chairman of the Audit Committee for review);

•
attempt to handle the inquiry directly, for example where it is a request for information about us or our operations or it is a stock-related matter that does not appear to require direct attention by our Board or an individual director; or

•
not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic (in accordance with the explicit instructions of our non-management directors).

At each meeting of our Board, our Chairman of the Board presents a summary of all communications received since the last meeting of our Board that were not forwarded and makes those communications available to any director on request.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and persons who beneficially own more than 10% of any of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC. Our employees prepare these reports for our directors and executive officers who request it on the basis of the information obtained from them and from NCI’s records. Our directors and officers are required by the Exchange Act to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of the forms received by us with respect to Fiscal 2016, or written representations from the reporting persons, we believe that all required reports were timely filed for Fiscal 2016.

LEGAL PROCEEDINGS

To the best of our knowledge, there is no material proceeding to which any director, director designee or executive officer or affiliate of NCI, any owner of record or beneficially of more than 5% of any class of voting securities of NCI, or any associate of such director, nominated director, officer, affiliate of NCI, or security holder is a party adverse to NCI or any of its subsidiaries or has a material interest adverse to NCI or any of its subsidiaries.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

The Nominating and Corporate Governance Committee has approved and adopted a written statement of policy and procedures with respect to related party transactions. This policy covers the review, approval or ratification of transactions between us and “related parties” (generally, directors, executive officers and employees required to file reports under Section 16 of the Exchange Act and their immediate family members, beneficial owners of 5% or more of any class of our securities, and any entity in which any such persons are employed, are principals, partners or hold a similar position or in which they have a beneficial interest of 5% or more). The policy covers transactions in which NCI and any related party are participants in which a related party has a material interest, other than (1) transactions between us and affiliates of CD&R, LLC, which are evaluated by the Affiliate Transactions Committee pursuant to the guidelines in the Stockholders Agreement, (2) transactions involving less than $25,000 when aggregated with all similar transactions, and (3) certain exceptions for the employment of executive officers, director compensation, employees of the related party and transactions in which all stockholders receive proportional benefits. The policy generally requires that any related party transaction be approved by the Nominating and Corporate Governance Committee or its Chairman in advance of the consummation or material amendment of the transaction. Under the policy, prior to entering into a related party transaction, a related party must make full disclosure of all of the facts and circumstances relating to the transaction to our Chief Financial Officer or General Counsel, who must assess this information and decide whether it is a related party transaction. If either of the Chief Financial Officer or General Counsel makes this determination, they must submit the transaction to the Nominating and Corporate Governance Committee or to its Chairman. The Nominating and Corporate Governance Committee or its Chairman will approve such transaction only if, in its good faith determination, it is in, or is not inconsistent with, the best interests of NCI and its stockholders. In the event a transaction is not identified as a related party transaction in advance, it will be submitted promptly to the Nominating and Corporate Governance Committee or the Chairman thereof, and such committee or Chair, as the case may be will evaluate the transaction and evaluate all options, including but not limited to ratification, amendment or termination of the transaction. In addition, certain transactions with related stockholders may be subject to the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination.

The Affiliate Transactions Committee, which is further described in “Board of Directors — Board Committees — Affiliate Transactions Committee,” is responsible for reviewing, considering and approving certain transactions between NCI and its controlled affiliates, on the one hand, and the Investors and their affiliates, on the other hand. This committee is made up of at least two directors unaffiliated with the Investors and with NCI, and one director designated by the Investors who is “independent” within the meaning of the NYSE listing manual and has no material relationship with the Investors or their affiliates.

CD&R Transactions

On October 20, 2009, we completed a financial restructuring that resulted in a change in control of NCI. Pursuant to an investment agreement (as amended, the “Investment Agreement”), we issued and sold to the Investors, for an aggregate purchase price of $250 million, an aggregate of 250,000 shares of Series B Cumulative Convertible Participating Preferred Stock, or “Preferred Stock,” convertible into 39,221,839 shares of Common Stock (adjusted to reflect the 1:5 reverse stock split that occurred on March 5, 2010) based on the initial conversion price (or approximately 68.4% of our then voting power) (such purchase and sale, the “Equity Investment”).

Among other provisions, the stockholders agreement among NCI and the Investors (the “Stockholders Agreement”) entitles the Investors to certain nomination or designation rights with respect to our board of directors; subscription rights with respect to future issuances of common stock by us; corporate governance rights; and consent rights with respect to certain types of transactions we may enter into in the future. In connection with the Equity Investment, we made a determination that the acquisition of our equity interests by the Investors would not be subject to the provisions of Section 203 of the DGCL. At the time of the Equity Investment, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, which provides for customary demand and piggyback registration rights with respect to the shares of our common stock held by the Investors. The Registration Rights Agreement also provides that we will indemnify the Investors and their affiliates in connection with the registration of our securities thereunder.

On May 8, 2012, we entered into an Amendment Agreement with the Investors (the “Amendment Agreement”) to terminate our dividend obligation on the Preferred Stock, which accrued at an annual rate of 12% unless paid in cash at 8% (the “Dividend Knock-out”). As consideration for the Dividend Knock-out, the Investors received a total of 37,834 additional shares of Preferred Stock.

On May 14, 2013, the Investors delivered a formal notice requesting the conversion of all of their Preferred Stock into shares of our Common Stock (the “Conversion”). In connection with the Conversion request, we issued to the Investors 54,136,817 shares of our Common Stock (representing the shares of Common Stock issuable in connection with the conversion of (1) the shares of Preferred Stock purchased by the Investors pursuant to the Investment Agreement, (2) the shares of Preferred Stock issued in satisfaction of our dividend obligations prior to the Dividend Knock-out and (3) the additional shares of Preferred Stock issued in consideration for the Dividend Knock-out). The Conversion eliminated all the outstanding Preferred Stock.

On January 15, 2014, the Investors completed a registered underwritten offering of 9,775,000 shares of our Common Stock pursuant to our shelf registration statement previously filed and declared effective by the SEC on March 27, 2013 (the “2014 Secondary Offering”). The Investors received all proceeds from the 2014 Secondary Offering, which was effected pursuant to the Registration Rights Agreement. In addition, on January 6, 2014, we entered into a separate agreement with the Investors to repurchase 1,150,000 shares of our Common Stock, contingent on the closing of the 2014 Secondary Offering and subject to other conditions, at a price per share equal to the price per share to be paid by the underwriters to the Investors in the 2014 Secondary Offering (the “2014 Stock Repurchase”). The 2014 Stock Repurchase was a private, non-underwritten transaction that was approved and recommended by our Affiliate Transactions Committee of our Board, and closed simultaneously with the 2014 Secondary Offering. We have cancelled all shares repurchased in the 2014 Stock Repurchase.

On July 25, 2016, the Investors completed a registered underwritten offering, in which the Investors offered 9 million shares of our Common Stock at a price to the public of $16.15 per share (the “2016 Secondary Offering”), pursuant to our shelf registration statement previously filed and declared effective by the SEC on April 8, 2016. The underwriters also exercised their option to purchase 1.35 million additional shares of our Common Stock from the Investors. The aggregate offering price for the 10.35 million shares sold in the 2016 Secondary Offering was approximately $160.1 million, net of underwriting discounts and commissions. The Investors received all of the proceeds from the 2016 Secondary Offering and no shares in the 2016 Secondary Offering were sold by the Company or any of its officers or directors (although certain of our directors are affiliated with the Investors). In addition, concurrent with the 2016 Secondary Offering, the Company repurchased approximately 2.9 million shares from the Investors, at a price per share equal to the price per share to be paid by the underwriters to the Investors in the 2016 Secondary Offering (the “2016 Stock Repurchase”). The 2016 Stock Repurchase was a private, non-underwritten transaction that was approved and recommended by our Affiliate Transactions Committee of our Board, and closed simultaneously with the 2016 Secondary Offering. We have cancelled all shares repurchased in the 2016 Stock Repurchase.

Upon closing of the 2016 Secondary Offering and 2016 Stock Repurchase, the Investors’ beneficial ownership in the Company decreased from approximately 58.6% to 42.0%. As a result, the Investors no longer control a majority of the voting power of the Company’s common stock resulting in the Company no longer being deemed a “controlled company” within the meaning of the corporate governance rules of the NYSE.

As the holder of approximately 42.09% of our outstanding Common Stock, the Investors will be able to significantly influence matters submitted to stockholders for vote, including the proposals considered in this proxy statement.

As a result of their respective positions with CD&R, LLC and its affiliates, Mr. Berges, Mr. Sleeper and Mr. Zrebiec may be deemed to have an indirect material interest in certain agreements executed in connection with the Equity Investment, including:

•	the Investment Agreement, pursuant to which Clayton, Dubilier & Rice Fund VIII L.P.’s transaction expenses were reimbursed and a deal fee of $8.25 million was paid to CD&R, Inc. on October 20, 2009;

•	an Indemnification Agreement indemnifying CD&R and its affiliates against certain liabilities arising out of the transactions with CD&R and certain other liabilities and claims;

•	the Stockholders Agreement; and

•	the Registration Rights Agreement.

For additional information regarding the transactions with CD&R, LLC and the Investors, the Investors’ relationship with CD&R, LLC and the above referenced agreements, see “Item 1. Business” and “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended October 30, 2016, as well as Notes 12 and 13 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2016.

AUDIT COMMITTEE AND AUDITORS

Report of the Audit Committee

We have reviewed and discussed with management the audited financial statements contained in NCI Building Systems, Inc.’s Annual Report on Form 10-K for the fiscal year ended October 30, 2016. We also have discussed the audited financial statements with Ernst & Young LLP, NCI’s independent registered public accountants. Our discussions with Ernst & Young LLP included, among other things, the matters required to be discussed by the statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, including the quality of NCI’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. We also reviewed written disclosures and the letter from Ernst & Young LLP in accordance with applicable requirements of the Public Company Accounting Oversight Board, Ernst & Young LLP’s communications with the Audit Committee concerning independence, and have discussed with Ernst & Young LLP its independence. Based on those discussions, we are not aware of any relationship between Ernst & Young LLP and NCI that affects the objectivity or independence of Ernst & Young LLP.

Based on those discussions and review, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 30, 2016, for filing with the SEC. We have appointed Ernst & Young LLP as NCI’s independent auditors for Fiscal 2017, and have submitted the appointment for stockholder ratification.

We also reviewed and discussed the fees paid to Ernst & Young LLP for the fiscal year ended October 30, 2016 for audit and non-audit services, which fees and services are described in the proxy statement under the title “Our Independent Auditors and Fees,” and have determined that the provision of the non-audit services and the fees that we pay for them are compatible with maintaining Ernst & Young LLP’s independence. The Board of Directors recommends that stockholders ratify this selection at the Annual Meeting.

This report is submitted by the members of the Audit Committee.

GARY L. FORBES (Chair)
GEORGE L. BALL
JOHN J. HOLLAND
GEORGE MARTINEZ

Our Independent Registered Public Accounting Firm and Audit Fees

Ernst & Young LLP served as our independent registered public accountants for Fiscal 2016. A representative of Ernst & Young LLP is expected to attend our Annual Meeting and will have the opportunity to make a statement if he so desires and will be available to answer appropriate stockholder questions.

Audit Fees. We incurred fees of $2,248,260 during Fiscal 2016 and $2,437,393 during Fiscal 2015 for Ernst & Young LLP’s independent audit of our annual financial statements, review of the financial statements contained in our quarterly reports on Form 10-Q and assistance regarding other SEC filings. All of the audit services provided to us by Ernst & Young LLP during Fiscal 2016 and Fiscal 2015 were pre-approved by the Audit Committee.

Audit-Related Fees. We incurred fees of $126,974 during Fiscal 2016 and $185,000 during Fiscal 2015 for other services rendered by Ernst & Young LLP that were reasonably related to its audit and review of our financial statements.

Tax Fees. We did not incur any tax fees during Fiscal 2016. We incurred fees of $7,947 during Fiscal 2015 for professional services rendered by Ernst & Young LLP to CENTRIA in connection with the acquisition of the CENTRIA general partnership. These services were permitted non-audit services and were pre-approved by the Audit Committee.

All Other Fees. We incurred fees of $2,160 during Fiscal 2016 and $2,160 during Fiscal 2015 for research tool subscriptions rendered by Ernst & Young LLP. All of the research tool subscriptions provided to us by Ernst & Young LLP during Fiscal 2016 and Fiscal 2015 were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

The Audit Committee has developed policies and procedures concerning its pre-approval of the performance of audit and non-audit services for us by Ernst & Young LLP. These policies and procedures provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee before the completion of the audit. In pre-approving all audit services and permitted non-audit services, the Audit Committee or a delegated member must consider whether the provision of the permitted non-audit services is compatible with maintaining the independence of Ernst & Young LLP and its status as our independent auditors.

The Audit Committee has delegated to its members the authority to consider and approve management proposals for the engagement of Ernst & Young LLP to perform certain permitted non-audit services for fees of up to an aggregate of $25,000 between quarterly meetings of the Audit Committee; provided that those pre-approvals are presented to the entire Audit Committee at its next regularly scheduled meeting. Management proposals arising between quarterly Audit Committee meetings are presented for pre-approval to the Chairman of the Audit Committee, Mr. Forbes, and in the event of his unavailability, to another member of the Audit Committee.

All of the services performed by Ernst & Young LLP in Fiscal 2016 were approved in advance by the Audit Committee pursuant to the foregoing pre-approval policy and procedures. Additionally, during Fiscal 2016, Ernst & Young LLP did not provide any services prohibited by the Sarbanes-Oxley Act of 2002.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder Proposals for the 2018 Annual Meeting

If you wish to present a proposal for inclusion in our proxy material for consideration at our Annual Meeting to be held in 2018, you must submit the proposal in writing to our Corporate Secretary at the address shown on the first page of this proxy statement, and we must receive your proposal not later than close of business (5:30 p.m. CST) on September 27, 2017 (the 120th day prior to January 25, 2018, the anniversary of the date on which this year’s proxy was mailed to you). As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included. That proposal must comply with Section 8 of Article II of our By-Laws and, if it is to be included in our proxy materials, Rule 14a-8 under the Exchange Act.

Advance Notice Required for Stockholder Nominations and Proposals for the 2018 Annual Meeting

Our By-Laws require timely advance written notice of stockholder nominations of director candidates and of any other proposals to be presented at an annual meeting of stockholders. Notice will be considered timely for the Annual Meeting of Stockholders to be held in 2018 if it is received not less than 90 nor more than 120 days prior to the first anniversary of the date of the 2017 Annual Meeting of Stockholders. Please refer to the full text of our advance notice by-law provisions for additional information and requirements. A copy of our By-Laws may be obtained by writing to our Corporate Secretary at the address shown on the first page of this proxy statement. Our By-Laws require our Board or the presiding officer of the Annual Meeting to reject any untimely or non-complying proposal.

ANNUAL REPORT

A copy of our Annual Report to Stockholders, which consists of our Annual Report on Form 10-K for Fiscal 2016, accompanies this proxy statement. These materials do not form part of the material for the solicitation of proxies.

We have filed our Annual Report on Form 10-K for Fiscal 2016 with the SEC. It is available free of charge on our web site at www.ncibuildingsystems.com and at the SEC’s web site at www.sec.gov.

Upon written request by a stockholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibits.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

We are sending only one copy of our proxy statement and Annual Report to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a household mailing this year and you would like to have additional copies of our proxy statement and Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Investor Relations in writing at 10943 North Sam Houston Parkway West, Houston, Texas 77064, or call us at 281-897-7788. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

MISCELLANEOUS

Our Board knows of no business other than that described above to be transacted at our Annual Meeting. If other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of Common Stock represented by the proxies in accordance with their judgment on those matters.

The information contained in the proxy statement relating to the occupations and security holdings of our directors and officers and their transactions with us is based upon information received from the individual directors and officers. Unless otherwise indicated, all information relating to any beneficial owner of more than 5% of any class of our equity securities is based upon information contained in reports filed by that owner with the SEC.

By Order of the Board of Directors

TODD R. MOORE

TODD R. MOORE
Executive Vice President, General Counsel and
Corporate Secretary
Houston, Texas
January 25, 2017

Important Notice Regarding the Availability of
Proxy Materials for the Stockholder Meeting To Be Held February 23, 2017

The Notice of Annual Meeting of Stockholders, our Proxy Statement and our Annual Report to Stockholders are available at www.edocumentview.com/NCS.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board recommends a vote FOR all nominees, and FOR Proposals 2 and 3.

1. **Election of Directors:**

Nominee	For	Against	Abstain
01 - Norman C. Chambers (term will expire in 2020)	☐	☐	☐
02 - Kathleen J. Affeldt (term will expire in 2020)	☐	☐	☐
03 - George L. Ball (term will expire in 2020)	☐	☐	☐
04 - Nathan K. Sleeper (term will expire in 2020)	☐	☐	☐

Proposal	For	Against	Abstain
2. **Advisory Vote on Executive Compensation.**	☐	☐	☐
3. **Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2017.**	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears above. Joint owners must each sign personally. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by an authorized partner or officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 0 1 8 7 1 2

02HUWC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Annual Report and Proxy Statement are available at: www.edocumentview.com/NCS

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

NCI BUILDING SYSTEMS™

Proxy — NCI BUILDING SYSTEMS, INC.

THIS PROXY IS SOLICITED BY THE NCI BUILDING SYSTEMS, INC. BOARD OF DIRECTORS.

Proxy for Annual Meeting of Stockholders
February 23, 2017 – 10:00 A.M.

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) Norman C. Chambers and Todd R. Moore with or without others, proxies with full power of substitution and resubstitution to vote all shares of common stock that the share owner(s) would be entitled to vote at the Annual Meeting of Stockholders of NCI Building Systems, Inc. ("NCI"), to be held on February 23, 2017 at 10:00 a.m., local time, at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024, and at any reconvened meeting following any adjournment or postponement thereof, as follows on the reverse side. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated on or about January 25, 2017 is hereby acknowledged.

THIS PROXY IS TO BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY IS TO BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. THIS PROXY MUST BE RECEIVED BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

NCI BUILDING SYSTEMS™

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_____________

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., CST, on February 22, 2017.

Vote by Internet

- Go to **www.investorvote.com/NCS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees, and FOR Proposals 2 and 3.

1. **Election of Directors:**

Nominee	For	Against	Abstain
01 - Norman C. Chambers (term will expire in 2020)	☐	☐	☐
02 - Kathleen J. Affeldt (term will expire in 2020)	☐	☐	☐
03 - George L. Ball (term will expire in 2020)	☐	☐	☐
04 - Nathan K. Sleeper (term will expire in 2020)	☐	☐	☐

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Proposal	For	Against	Abstain
2. **Advisory Vote on Executive Compensation.**	☐	☐	☐
3. **Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm for fiscal year 2017.**	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears above. Joint owners must each sign personally. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If held by a corporation, please sign in full corporate name by the president or other authorized officer. If held by a partnership, please sign in the partnership's name by an authorized partner or officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Annual Report and Proxy Statement are available at: www.edocumentview.com/NCS

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET <u>OR</u> TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — NCI BUILDING SYSTEMS, INC.

THIS PROXY IS SOLICITED BY THE NCI BUILDING SYSTEMS, INC. BOARD OF DIRECTORS.

Proxy for Annual Meeting of Stockholders
February 23, 2017 – 10:00 A.M.

The share owner(s) whose signature(s) appear(s) on the reverse side of this Proxy hereby appoint(s) Norman C. Chambers and Todd R. Moore with or without others, proxies with full power of substitution and resubstitution to vote all shares of common stock that the share owner(s) would be entitled to vote at the Annual Meeting of Stockholders of NCI Building Systems, Inc. ("NCI"), to be held on February 23, 2017 at 10:00 a.m., local time, at The Houstonian Hotel located at 111 North Post Oak Lane, Houston, Texas 77024, and at any reconvened meeting following any adjournment or postponement thereof, as follows on the reverse side. Receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement dated on or about January 25, 2017 is hereby acknowledged.

THIS PROXY IS TO BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY IS TO BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 <u>AND</u> FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. THIS PROXY MUST BE RECEIVED BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.